UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HANMI FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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HANMI FINANCIAL CORPORATION
3660 Wilshire Boulevard, Penthouse Suite A
Los Angeles, California 90010
(213) 382-2200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2018

TO THE STOCKHOLDERS OF HANMI FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that the 2018 annual meeting of stockholders (the “Annual Meeting”) of Hanmi Financial Corporation (“Hanmi,” the “Company,” “we,” “us” or “our”) will be held at the Oxford Palace Hotel, located at 745 South Oxford Avenue, Los Angeles, California, on Wednesday, May 23, 2018 at 10:30 a.m., Pacific Time, for the following purposes:

1.	To elect ten (10) directors to serve for terms expiring at the 2019 Annual Meeting of Stockholders and until their successors are elected and qualified;
2.	To provide a non-binding advisory vote to approve the compensation of our Named Executive Officers (“Say- on-Pay” vote);
3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
4.	To consider any other business properly brought before the meeting.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend in person, please vote by signing, dating and returning the enclosed proxy card by mail. You may also vote by telephone or Internet. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy card.

By Order of Our Board of Directors,

C. G. Kum President and Chief Executive Officer

Los Angeles, California
April 13, 2018

Important Notice Regarding the Availability of Proxy Materials for the
2018 Annual Meeting of Stockholders to be held on May 23, 2018: This Proxy Statement and the 2017 Annual Report on Form 10-K are available electronically at www.hanmi.com by clicking on “Investor Relations” and then “Proxy Materials.”

i

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2018

The Board of Directors (our “Board”) of HANMI FINANCIAL CORPORATION is soliciting your proxy for use at the 2018 Annual Meeting of Stockholders to be held at the Oxford Palace Hotel, located at 745 South Oxford Avenue, Los Angeles, California, on Wednesday, May 23, 2018, at 10:30 a.m., Pacific Time, and at any adjournments or postponements thereof.

PROXY STATEMENT SUMMARY

MATTERS TO BE CONSIDERED AND VOTE RECOMMENDATION

We are asking stockholders to vote on the following matters at the 2018 Annual Meeting of Stockholders:

Proposal	Our Board’s Recommendation
Item 1. Election of Directors (page 12)
The Board believes that the ten (10) director nominees possess the necessary qualifications to provide effective oversight of the Company’s business and quality advice and counsel to our management.	“FOR” each Director Nominee
Item 2. Advisory Vote to Approve Executive Compensation (“Say-on-Pay” Vote) (page 36)
The Company seeks a non-binding advisory vote from its stockholders to approve the compensation of its Named Executive Officers (“NEOs”) for 2018 as described in the “Executive Compensation—Compensation Discussion and Analysis” section beginning on page 17. Because your vote is advisory, it will not be binding upon our Board and may not be construed as overruling any decision by our Board. However, the Compensation and Human Resources Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.
“FOR”
Item 3. Ratification of Auditors (page 37)
The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018 is in the best interests of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent registered public accounting firm. If the stockholders do not ratify the selection by a majority vote of the present and voting shares, we will reconsider whether or not to retain KPMG. Even if the selection is ratified, we may, in our discretion, appoint a different independent registered public accounting firm at any time during the year if we determine that such a change would be in our and our stockholders’ best interests.
“FOR”

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING

Why did I receive this Proxy Statement?

You received this Proxy Statement and the enclosed proxy card because we are soliciting your vote at the Annual Meeting. As a stockholder of record of our common stock, you are invited to attend the Annual Meeting, and are entitled and requested to vote on the proposals described in this Proxy Statement. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card by mail. You may also vote by telephone or Internet.

We will begin posting this Proxy Statement, notice of the Annual Meeting, and the enclosed proxy card on or about April 13, 2018 to all stockholders entitled to vote.

Who is entitled to vote and how many votes do I have?

All stockholders who were stockholders of record of our common stock as of the close of business on April 3, 2018, and only those stockholders will be entitled to vote at the Annual Meeting. You have one vote for each share of our common stock you owned as of the close of business on the record date.

How many shares are eligible to be voted?

As of April 3, 2018, 32,467,811 shares of our common stock were outstanding. Each outstanding share of our common stock will entitle its holder to one vote on each matter to be voted on at the Annual Meeting.

What is the difference between holding shares as a “record” holder and in “street name”?

•	Record Holders. If your shares of common stock are registered directly in your name on our stock records, you are considered the stockholder of record, or the “record holder” of those shares. As the record holder, you have the right to vote your shares in person or by proxy at the Annual Meeting.
•	Street Name Holders. If your shares of common stock are held in an account at a brokerage firm, bank, or other similar entity, then you are the beneficial owner of shares held in “street name.” The entity holding your account is considered the record holder for purposes of voting at the Annual Meeting. As the beneficial owner you have the right to direct this entity on how to vote the shares held in your account. However, as described below, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the entity that holds your shares giving you the right to vote the shares at the Annual Meeting.

What is the required quorum at the Annual Meeting?

Quorum for the transaction of business at the Annual Meeting requires the presence, in person or by proxy, of the holders of a majority of all shares entitled to vote at a meeting of stockholders. Abstentions and broker non-votes are treated as being present for purposes of establishing a quorum.

What vote is required to approve each proposal at the Annual Meeting?

1.	Election of Directors. Directors are elected by a majority of votes cast in uncontested elections. In order to be elected to the Board, the votes cast “for” the nominee must exceed the number of votes cast “against” the nominee. Abstentions and broker non-votes will have no effect on the election of a director.
2.	Advisory Vote on the Compensation of our NEOs. Approval, on an advisory basis, of the compensation of our NEOs requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.
3.	Ratification of Selection of Auditors. Ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

What is the effect of broker non-votes and abstentions?

Abstentions and broker non-votes will be counted for determining a quorum. Your broker, however, will not be entitled to vote without your instruction on Proposals 1 and 2 on the election of Directors and the advisory (non-binding) proposal to approve the compensation of our NEOs.

Your broker will be authorized to vote your shares on the ratification of our independent registered public accounting firm even if it does not receive instructions from you, and accordingly, broker non-votes will have no effect on this proposal.

Abstentions will have no effect on the election of Directors in Proposal 1, but will have the effect of a vote AGAINST Proposals 2 and 3 for the advisory (non-binding) vote to approve the compensation of NEOs and the ratification of our independent registered public accounting firm, respectively.

How can I vote my shares?

If you hold your shares of common stock in your own name and not through a broker or another nominee, you may vote your shares of common stock by the following methods, subject to compliance with the applicable cutoff times and deadlines described below:

•	By Telephone. You can vote by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m., Pacific Time, on May 22, 2018. If you vote by telephone, you do not need to return your proxy card.
•	By Internet. You can vote on the website printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Pacific Time, on May 22, 2018. If you vote via the Internet, you do not need to return your proxy card.
•	By Mail. You can vote by mail by signing, dating and returning the proxy card in the postage-paid envelope provided to you. Proxy cards sent by mail must be received by May 22, 2018.
•	In Person. By attending the Annual Meeting and voting in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares of common stock in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders “FOR” each of the Director nominees named in this Proxy Statement, “FOR” the approval, on an advisory basis, of the compensation of our NEOs, “FOR” the ratification of our independent registered public accounting firm, and at the proxy holders’ discretion on such other matters, if any, as may properly come before the Annual Meeting (including any proposal to adjourn the Annual Meeting).

Can I change or revoke my vote after I return my proxy card?

You may revoke a proxy at any time before the vote is taken at the Annual Meeting by advising our Corporate Secretary before the vote at the Annual Meeting is taken or by filing with our Corporate Secretary a properly executed proxy of a later date by mail, telephone or Internet, or by attending the Annual Meeting and voting in person. Any such filing should be made to the attention of Corporate Secretary, Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

How do I vote in person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must bring a legal proxy from your broker, bank or other nominee to vote your shares of common stock at the Annual Meeting.

How will proxies be solicited?

In addition to soliciting proxies by mail, our officers, directors, and employees, without receiving any additional compensation, may solicit proxies by telephone, fax, in person, or by other means. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward proxy solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Will any other matters be considered at the Annual Meeting?

We are not aware of any matter to be presented at the Annual Meeting other than the proposals discussed in this Proxy Statement. If other matters are properly presented at the Annual Meeting, then the persons named as proxies will have the authority to vote all properly executed proxies in accordance with the direction of our Board, or, if no such direction is given, in accordance with the judgment of the persons holding such proxies on any such matter, including any proposal to adjourn or postpone the Annual Meeting.

Are there any rules regarding admission to the Annual Meeting?

Yes. You are entitled to attend the Annual Meeting only if you were a stockholder as of the record date, or you hold a valid legal proxy naming you to act for one of our stockholders on the record date. Before we admit you to the Annual Meeting, we must be able to confirm:

•	Your identity by reviewing a valid form of photo identification, such as a driver’s license or passport; and
•	You were, or are validly acting for, a stockholder of record on the record date by:
○	Verifying your name and stock ownership against our list of registered stockholders, if you are the record holder of your shares;
○	Reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name; or
○	Reviewing a written proxy that shows your name and is signed by the stockholder you are representing, in which case either the stockholder must be a registered stockholder of record or you must have a brokerage or bank statement for that stockholder as described above.

If you do not have a valid form of photo identification and proof that you owned or are legally authorized to act as proxy for someone who owned, shares of our common stock on April 3, 2018, you will not be admitted into the Annual Meeting.

Is my vote confidential?

Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We intend to disclose voting results on a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

CORPORATE GOVERNANCE AND BOARD MATTERS

The following table provides summary information about our current directors as of April 13, 2018.

				Committee Memberships
Name	Age	Director Since	Principal Occupation	A	CHR	NCG	RCP
Joseph K. Rho* (Chairman)	77	2000	Retired (current and former Chairman of the Boards of Hanmi and Hanmi Bank)
John J. Ahn* (Vice Chairman)	53	2014	President of Great American Capital Partners, LLC
Kiho Choi*	62	2018	Managing Partner, CKP, LLP
Christie K. Chu*	53	2015	President & CEO of CKC Accountancy Corporation
Harry H. Chung*FE	48	2016	Chief Operating Officer & Chief Financial Officer of Great American Capital Partners, LLC
Scott Diehl*	56	2018	Retired (former Group Head of Global Capital Solutions at Wells Fargo Capital Finance)
C. G. Kum	63	2013	President & CEO of Hanmi and Hanmi Bank
David L. Rosenblum*FE	65	2014	Retired (former Senior Principal at Deloitte Consulting LLP)
Thomas J. Williams*	55	2016	Retired (former Senior Vice President & Chief Risk Officer of BofI Federal Bank)
Michael M. Yang*	56	2016	Founder & CEO of Michael Yang Capital Management, LLC
Chairperson	Member

Committees: A = Audit; CHR = Compensation and Human Resources; NCG = Nominating and Corporate Governance;

RCP = Risk, Compliance and Planning

* = Independent Director; FE = Audit Committee Financial Expert

CORPORATE GOVERNANCE

Hanmi is committed to sound corporate governance principles and adopted formal Corporate Governance Guidelines. Hanmi has also adopted a Code of Business Conduct and Ethics for employees, executive officers and Directors. These Corporate Governance Guidelines, as well as Hanmi’s Code of Business Conduct and Ethics and other governance matters of interest to investors, are available through Hanmi’s website at www.hanmi.com on the “Investor Relations” page. Any amendments or waivers applicable to an executive officer or Director to the Code of Business and Ethics will also be posted on Hanmi’s website.

DIRECTOR INDEPENDENCE

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). Under Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq requires that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent. Under these rules, a director is independent only if the board of directors of a company makes an affirmative determination that the director has no material relationship with the company that would impair his or her independence.

Our Board has undertaken a review of the independence of each director in accordance with Nasdaq rules and requirements of the SEC. Based on this review, our Board has determined that all of its Directors are independent under the applicable listing standards of Nasdaq, except for C. G. Kum, who also serves as the President and Chief Executive Officer of

Hanmi. In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances that the Board deemed relevant in determining their independence. See Board Meetings and Committees below for additional information regarding the Board’s independence determinations applicable to each of the committees.

BOARD MEETINGS AND COMMITTEES

During the fiscal year ended December 31, 2017, our Board held eleven (11) joint board meetings with the Board of Hanmi Bank (the “Bank”), the wholly-owned subsidiary of Hanmi, and four (4) special board meetings, for a total of fifteen (15) board meetings. All Board members were present for more than 75% of the aggregate number of meetings of our Board and the committees on which he or she served. Hanmi’s policy is to encourage all Directors to attend all Annual and Special Meetings of Stockholders. Hanmi’s 2017 Annual Meeting of Stockholders was attended by all Directors, other than Christie K. Chu.

Our Board has four (4) standing committees: the Audit Committee, the Compensation and Human Resources Committee (the “CHR Committee”), the Nominating and Corporate Governance Committee (the “NCG Committee”), and the Risk, Compliance and Planning Committee (the “RCP Committee”). Each committee is governed by a charter, each of which is available through Hanmi’s website at www.hanmi.com on the “Investor Relations” page.

Audit Committee

The current members of Hanmi’s Audit Committee are Kiho Choi, Christie K. Chu, Harry H. Chung, Joseph K. Rho, and David L. Rosenblum, with Mr. Chung serving as its Chairperson. Each member meets the independence requirements of the SEC, the Federal Deposit Insurance Corporation (the “FDIC”) and Nasdaq. Based on its review, the Board determined that Mr. Rosenblum and Mr. Chung qualify as an “audit committee financial expert” as defined under the applicable SEC rules. The Audit Committee held ten (10) meetings during the fiscal year ended December 31, 2017. The Audit Committee operates under a charter adopted by the Board and is available on our website at www.hanmi.com on the “Investor Relations” page. The Audit Committee reports to the Board and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and our audit process and policies. Through its oversight of the audit function, the Audit Committee ensures compliance with laws and regulations.

As outlined in its charter, the Audit Committee has the following responsibilities, among others:

•	Assist the Board in fulfilling its oversight responsibilities for the financial reporting process, the system of internal control, the audit process, and Hanmi’s process for monitoring compliance with laws and regulations and the code of conduct;
•	Review the unaudited quarterly and audited annual financial statements;
•	Review the adequacy of internal control systems and financial reporting procedures with management and the independent auditor;
•	Review and approve the general scope of the annual audit and the fees charged by the independent registered public accounting firm; and
•	Review and approve the general scope of the annual internal audit plan and associated fees.

Compensation and Human Resources Committee

The current members of the CHR Committee are John J. Ahn, Christie K. Chu, Harry H. Chung, Joseph K. Rho and Michael M. Yang, with Ms. Chu serving as its Chairperson. Each member is an “outside director” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)) and a “non-employee director” (as defined in Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”)) and meets the independence requirements of the SEC and Nasdaq. The CHR Committee held eight (8) meetings during the fiscal year ended December 31, 2017.

The CHR Committee assists the Board by overseeing the compensation of all of Hanmi’s executive officers, including Hanmi’s Chief Executive Officer, as well as administering Hanmi’s compensation plans. As outlined in its charter, the CHR Committee has the following responsibilities, among others:

•	Review and approval of the Company’s overall compensation theory, plans and policies and programs as it relates to Directors, the Chief Executive Officer and Senior Officers;

•	Approve Directors overall compensation, policies and programs;
•	Oversee management development and management succession planning;
•	Review and approve Senior Officers separation plan or severance agreements; and
•	Lead the Board in its annual review of executive management’s performance as it relates to bonus metrics for bonus payouts.

The CHR Committee also sets the compensation policy of the Company as more fully described below under Executive Compensation – Compensation Discussion and Analysis. To evaluate and administer the compensation programs of our NEOs, the CHR Committee meets at least four times a year. In addition, the CHR Committee also holds special meetings to discuss extraordinary items. At the end of a meeting, the CHR Committee may choose to meet in executive session, when necessary. The CHR Committee is also authorized to retain outside consultants to assist it in determining executive officer compensation.

Nominating and Corporate Governance Committee

The members of the NCG Committee are John J. Ahn, Harry H. Chung, Joseph K. Rho, David L. Rosenblum and Michael M. Yang, with Mr. Ahn serving as its Chairperson. Each member meets the independence requirements of the SEC and Nasdaq. The NCG Committee held four (4) meetings during the fiscal year ended December 31, 2017.

As described in its charter, the NCG Committee assists the Board as follows:

•	Identify individuals qualified to become directors;
•	Recommend to the Board nominees for the Board and its committees;
•	Develop, recommend, and implement a set of corporate governance principles applicable to Hanmi; and
•	Monitor the process to determine the effectiveness of the Board and its committees.

See Consideration of Director Nominees below for additional information regarding the director nomination process. The NCG Committee is also authorized to retain outside consultants to assist it in fulfilling any of its duties, including Board and Director assessment and Board evaluation.

Risk, Compliance and Planning Committee

The current members of the RCP Committee are John J. Ahn, Scott Diehl, C. G. Kum, David L. Rosenblum, and Thomas J. Williams, with Mr. Rosenblum serving as its Chairperson. Except for Mr. Kum, each member is an outside (or non-employee) director and meets the independence requirements of the SEC and Nasdaq. The RCP Committee held five (5) meetings during the fiscal year ended December 31, 2017.

As outlined in its charter, the RCP Committee is responsible for providing oversight of the Enterprise Risk Management framework, including the strategies, policies, procedures and systems established by management to identify, assess, measure and manage the significant risks facing the Company. It also oversees strategic planning generally and recommends new lines of business and the budget to our Board.

BOARD LEADERSHIP STRUCTURE

The Board is committed to having a sound governance structure that promotes the best interest of all Hanmi stockholders. Our leadership structure includes the following principles:

•	We believe that yearly elections hold the Directors of the Board accountable to our stockholders, as each director is subject to re-nomination and re-election each year.
•	All of the Directors are independent, except for C. G. Kum, our President and Chief Executive Officer. The Board has affirmatively determined that the other nine (9) Directors nominated are independent under the SEC and Nasdaq corporate governance rules, as applicable.
•	We have separated the positions of the Chairman of the Board and Chief Executive Officer in the Company’s Bylaws to ensure the independence of the Chairman. The Chairman focuses on board oversight responsibilities, strategic planning and mentoring company officers. The Chairman also periodically represents the Bank at public functions. The Chief Executive Officer focuses on the development and execution of Company strategies.

•	We have created the position of Vice Chairman of the Board on September 27, 2017. The Vice Chairman, if one is appointed by the Board, will be an independent director exercising all the powers and discharging all of the duties of the Chairman of the Board in such circumstances before a Chairman is appointed or a sitting Chairman becomes absent or disabled. Director John J. Ahn was appointed as Vice Chairman based on his distinguished service to the Board.
•	We believe the Board structure serves the interests of the stockholders by balancing the practicalities of running the Company with the need for director accountability.

BOARD’S ROLE IN RISK OVERSIGHT

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organization objectives in the areas of strategy, operations, reporting, and compliance. The Board recognizes that these objectives are important to improve and sustain long-term organizational performance and stockholder value. A fundamental part of risk management is not only identifying the risks the Company faces and the steps management is taking to manage those risks, but also determining what constitutes the appropriate level of risk based upon the Company’s activities and risk appetite.

The RCP Committee goes through an extensive review of the enterprise risk assessment on a quarterly basis with the guidance of the RCP Committee Chairperson and the Bank’s Chief Risk Officer. The quarterly risk assessment is also reviewed at the Board quarterly. In this process, risk is assessed throughout the Company by focusing on the following six (6) areas of risk: credit, liquidity, market, operations, compliance / legal, and reputational. Risks that simultaneously affect different parts of the Company are identified, and an interrelated response is made.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the RCP Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory, compliance, operational risk and enterprise risk management issues that affect the Company and works closely with the Company’s legal and risk departments. The RCP Committee also oversees risks associated with the short- and long-term direction of the Company and ensures ongoing Board involvement and oversight of the Company’s strategic plan. The Audit Committee helps the Board monitor financial risk and internal controls from a risk-based perspective, oversees compliance and the annual audit plan. Reports from the Company’s internal audit department are also reviewed.

In overseeing compensation, the CHR Committee advocates for incentives that encourage a conservative level of risk-taking behavior consistent with the Company’s business strategy and in compliance with all laws and the Interagency Guidance on Incentive Compensation. The NCG Committee oversees the Code of Conduct and Business Ethics policy relating to employees and directors and conducts an annual assessment of corporate governance policies and any potential risk associated with governance and related party matters.

The Bank also has two board committees that oversee risk. The Loan and Credit Policy Committee oversees credit risk by identifying, monitoring, and controlling repayment risk associated with the Bank’s lending activities. The Asset Liability Committee oversees the implementation of an effective process for managing the Bank’s interest rate, liquidity, and similar market risks relating to the Bank’s balance sheet and associated activities.

CONSIDERATION OF DIRECTOR NOMINEES

The NCG Committee believes that the Board should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to Hanmi’s operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of Hanmi’s business. Our Board has identified certain core competencies that its Directors should possess, including: broad experience in business, finance, accounting, risk management, strategic planning, marketing or administration; familiarity with national and international business matters; familiarity with the Company’s industry; and the ability to understand the Company’s business. In addition to possessing one or more of these core competencies, the members of our Board should have and demonstrate personal qualities such as integrity, leadership, community prominence and a strong reputation. The experience, skills and qualifications contributed by each of our Directors should diversify and complement the core competencies of our collective Board.

The NCG Committee seeks directors with strong reputations and experience in areas relevant to the strategy and operations of Hanmi’s business, particularly industries and growth segments that Hanmi operates in, such as the banking and financial services industry, as well as key geographic markets and customer segments where Hanmi operates. The NCG Committee annually reviews the individual skills and characteristics of the Directors, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, expertise and industry background in the context of the needs of the Board and Hanmi.

The Board conducts an annual evaluation to determine whether the Board and its committees are functioning effectively. The NCG Committee oversees the evaluation method and criteria for the Board’s annual evaluation of the composition, competence and performance of the Board and its committees. The NCG Committee may retain consultants or advisors to assess the performance and effectiveness of the Board, its committees and each individual director.

The results of any self-evaluations, peer evaluations, or evaluations by any consultant or advisor are submitted to the Board. The Board then takes appropriate action based on the Board’s assessment and performance evaluations. The Board and Director evaluation process considers the best interests of Hanmi, its Board, its employees, its customers and stockholders. The assessment includes director succession planning and expected future needs of the Board and the Company, so as to ensure that Board effectiveness is not diminished during periods of transition.

Board Diversity

The Corporate Governance Guidelines require the NCG Committee to consider diversity when reviewing the qualifications of candidates to the Board. The NCG Committee seeks to nominate members with diverse backgrounds, skills, professional and industry experience, and other personal qualities, attributes and perspectives that will help ensure a strong and effective governing body that, as a whole, reflects the current and anticipated needs of our Board and Company.

Stockholder Recommendations

The NCG Committee will consider stockholder recommendations for Director nominees. Such notices must be submitted in writing to Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, Attention: Corporate Secretary. Such notices also must comply with other requirements set forth in the Company’s Bylaws and be received by the Corporate Secretary within the deadlines provided below under “Stockholder Proposals for the 2019 Annual Meeting.”

In identifying and evaluating Director candidates, the NCG Committee will solicit and receive recommendations, and review qualifications of potential Director candidates. The NCG Committee also may use search firms to identify Director candidates when necessary. To enable the NCG Committee to effectively evaluate Director candidates, the NCG Committee also may conduct appropriate inquiries into the backgrounds and qualifications of Director candidates, including reference checks. As stated above, the NCG Committee will consider Director candidates recommended by stockholders utilizing the same criteria as candidates identified by the NCG Committee.

COMMUNICATIONS WITH THE BOARD

Our Board has a process for stockholders to send communications to Directors. Hanmi’s stockholders and interested parties may send communications to our Board by writing to our Board at Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, Attention: Board of Directors. All such communications will be relayed directly to our Board. Any interested party wishing to communicate directly with Hanmi’s independent Directors regarding any matter may send such communication in writing to Hanmi’s independent Directors at Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, Attention: Chairman of the Board. Any interested party wishing to communicate directly with the Audit Committee regarding any matter, including any accounting, internal accounting controls, or auditing matter, may submit such communication in writing to Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, Attention: Chairperson of the Audit Committee.

Correspondence may be submitted on an anonymous basis and submissions of complaints or concerns will not be traced. Confidentiality is a priority, and all communications will be treated confidentially to the fullest extent possible. For submissions that are not anonymous, the sender may be contacted in order to confirm information or to obtain additional information. The Company reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

STOCK OWNERSHIP GUIDELINES

Each director is encouraged to own shares of common stock of the Company at a level that demonstrates a meaningful commitment to the Company and the Bank, and to better align the director’s interests with the Company’s stockholders. A director’s stock ownership will be one of the factors considered in deciding whether to nominate or appoint a director to the Board of Directors of the Company.

All directors should acquire shares of the Company’s common stock valued at three times (3x) the yearly retainer. Directors are expected to meet the ownership standards set forth herein within five years from March 28, 2018, the date the guidelines were approved by the CHR Committee or from their first day as a director, whichever is later. Once the guidelines are met, if the stock price decreases, the director will not be required to acquire additional shares. In addition to the stock ownership guidelines described above, each director who acquires shares of Company common stock through the exercise or vesting of a stock option, stock appreciation right or restricted stock will be required to retain 50% of the “net” shares acquired (net of tax impact that the exercise or vesting has on the individual) for at least 12 months following the date of exercise or vesting, or such earlier time if the individual ceases to be a member of the Board as a result of death, disability, illness, resignation, termination or other reason.

For more information, please see Compensation Discussion and Analysis - Stock Ownership Guidelines.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding compensation paid to persons who served as outside (or non-employee) Directors of Hanmi for the fiscal year ended December 31, 2017:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
	(3)	(4)
John J. Ahn	$63,515	$52,000		$100	$115,615
Christie K. Chu	$65,215	$52,000		$100	$117,315
Harry H. Chung	$63,800	$52,000		$100	$115,900
Paul Seon-Hong Kim(1)	$26,400			$25,662	$52,062
Joon Hyung Lee(1)	$29,100			$12,833	$41,933
Joseph K. Rho(2)	$107,000	$52,000		$4,552	$163,552
David L. Rosenblum	$65,915	$52,000		$100	$117,915
Thomas J. Williams	$61,900	$52,000		$100	$114,000
Michael M. Yang	$63,500	$52,000		$100	$115,600
(1)	Directors Paul Seon-Hong Kim and Joon Hyung Lee retired effective at the end of their term on May 17, 2017. Upon their retirement, Messrs. Kim and Lee were each granted $44,000 for their extended service to the Bank. Prior to his tenure on the Boards, Mr. Kim had served as the Bank’s Chief Credit Officer and Chief Financial Officer between 1986 and 1998. Mr. Lee joined the Boards in 2000 and served the Company with distinction, having previously served as the Chairman from 2004 to 2006. Pursuant to the Director Emeritus Plan, Mr. Kim also received $36,000 and Mr. Lee received $72,000 upon their retirement, equivalent to one and two years of the Board’s base cash retainer, respectively. These payments will be made over 12 months for Mr. Kim and 24 months for Mr. Lee, beginning June 2017.
(2)	Chairman Rho received $4,452 for club membership to the City Club Los Angeles.
(3)	Until July 2017, each Director who was not an employee of Hanmi (an outside Director) was paid a monthly fee of $3,000 and $1,000 for attendance at Board meetings ($500 for telephonic attendance). In addition, the Chairman of the Board received an additional $3,000 each month. The Audit Committee Chairperson received an additional $1,000 each month, and the Loan Committee Chairperson received an additional $1,500 each month. The chairpersons of the remaining committees received an additional $750 each month, and committee members received an additional $200 each for attending committee meetings ($100 each for telephonic attendance). The CHR Committee restructured the fee schedule in July 2017 after conducting a market compensation analysis using information from the peer group and banking industry survey data. Since July 2017, each Director who is not an employee of Hanmi (an outside Director) is paid a monthly fee of $3,500 and $1,000 for attendance at Board meetings ($500 for telephonic attendance). In addition, the Chairman of the Board receives an additional $2,000 each month. The Audit Committee Chairperson and the Loan Committee Chairperson receive an additional $1,000 each month. The chairpersons of the remaining committees receive an additional $833 each month, and committee members receive an additional $200 each for attending committee meetings ($100 each for telephonic attendance). The figures include fees for both Company and Bank board committees.
(4)	The Company granted 1,739 restricted shares of the Company’s common stock to each non-employee director re-elected on July 27, 2017, with vesting over one year from the grant date. The grant date fair value is based on the number of shares granted and the closing price of the Company’s stock on the grant date. The closing price of the Company’s common stock was $28.75. All Directors and employees were also awarded 35 shares on December 15, 2017 in celebration of the Bank’s 35th Anniversary, The closing price of the Company’s common stock on that date was $31.15. At December 31, 2017, each of the directors had 1,774 restricted shares outstanding.

DIRECTOR EMERITUS PLAN

The Company recognizes that retiring directors have a great deal of institutional knowledge and that it is in the best interests of the Company to have access to such knowledge. The Company maintains a Director Emeritus Plan (the “Plan”) for retiring directors. Shortly following a director’s decision to retire, the Board’s CHR Committee may, at its sole discretion, nominate a retiring director for Emeritus status. Such recommendation will then be considered by the Board.

A director must serve at least five years on the Board of Directors in order to be considered for the Plan. Each Director Emeritus will be entitled to 100% of the then current Board’s base cash retainer fee for Board membership. A Director Emeritus may choose to receive either a non-discounted, lump sum payment of the then current base cash compensation or monthly payments according to the schedule below. In addition, a Director Emeritus may choose to receive their lump sum payment in Company stock in lieu of a cash payment. If a Director Emeritus passes away during their term, any compensation rights accrued shall pass to the Director’s estate.

Years of Service	Director Emeritus Term (months)	Percentage of Cash Compensation
5 years	6	100%
6-10 years	12	100%
11-20 years	24	100%
21-30 years	36	100%
31+ years	48	100%

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Stockholders are being asked to elect ten (10) Director nominees for a one-year term. Subject to their earlier resignation or retirement, Directors elected at the Annual Meeting will serve until the 2019 Annual Meeting of Stockholders and until their successors are elected and qualified. Our Board believes that each Director nominee satisfies our director qualification standards and accordingly nominates: John J. Ahn, Kiho Choi, Christie K. Chu, Harry H. Chung, Scott Diehl, C. G. Kum, Joseph K. Rho, David L. Rosenblum, Thomas J. Williams and Michael M. Yang.

BOARD OF DIRECTORS AND NOMINEES

Hanmi’s directors have a mix of experience and backgrounds, including those that started a business and grew it into a substantial entity to holding senior executive positions in large, complex organizations to those who held positions of importance within regulatory agencies. In those positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, leadership development and, importantly, a deep understanding of our customers.

In addition to each Director nominee’s professional experience summarized in the table below, our Board believes that each Director nominee has other key attributes that are important to an effective Board of Directors, such as, integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on our Board and its Committees.

None of the Director nominees was nominated pursuant to any arrangement or understanding. There are no family relationships among the Director nominees or the executive officers of Hanmi.

The following tables set forth information with respect to the Director nominees.

Name	Age	Experience and Qualifications
John J. Ahn Vice Chairman of our Board; Director since 2014 Board Committees: CHR, NCG, RCP	53
Mr. Ahn brings more than 30 years of experience in capital markets and financial advisory services to Hanmi. He is currently the President of Great American Capital Partners, LLC (GACP), an SEC-Registered Investment Advisor that originates and underwrites senior secured loans across a wide array of industries. GACP is a wholly owned subsidiary of B. Riley Financial, Inc., a publicly traded, diversified financial services company. Prior to his role at GACP, Mr. Ahn served as President of another B. Riley Financial Inc. subsidiary, B. Riley & Co., a full-service investment banking firm that provides corporate finance, research, sales and trading services, and asset management to corporate and institutional clients. Prior to joining B. Riley, Mr. Ahn held numerous leadership positions in the investment banking and sales and trading sectors. He currently serves on the Board of Directors of Keppel-KBS US REIT, an office REIT with properties located in key growth markets in the US and traded on the Singapore Exchange (SGX: CMOU). Mr. Ahn earned his B.A. degree in economics from Williams College.

Our Board believes that Mr. Ahn should serve as a Director because of his extensive experience and background in investment banking, finance, strategic planning and his strong understanding of institutional investors.

Name	Age	Experience and Qualifications
Kiho Choi Director since 2018 Board Committees: Audit	62
Mr. Choi currently serves as the Managing Partner and is a Founding Partner of CKP, LLP, the largest Korean-American full-service accounting firm in the United States, providing services to private companies and U.S. subsidiaries of Korean companies. Mr. Choi has more than 30 years of assurance and business advisory experience and specializes in serving middle-market companies in banking, health care, manufacturing, and wholesale distribution. He also served as a past President of the Korean American CPA Society of Southern California, and as an Advisory Member to the Korea Trade Investment Promotion Agency of Los Angeles. He is a member of the American Institute of Certified Public Accountants and a member of the California CPA Society. Mr. Choi is currently an independent director of the Board of Directors of Netlist, Inc. (Nasdaq: NLST), a publicly-traded information technology company, and was formerly a member of the Board of Directors of BBCN Bancorp, Inc. and BBCN Bank (now known as Hope Bancorp, Inc. and Bank of Hope, respectively). Mr. Choi earned his B.S. and M.S. in Accounting from the University of Illinois, Chicago.

Our Board believes that Mr. Choi should serve as a Director because of his significant accounting and financial expertise, as well as executive leadership experience and strong relationships within the Korean American business community.

Christie K. Chu Director since 2015 Board Committees: Audit, CHR	53
Ms. Chu currently serves as the President and Chief Executive Officer of CKC Accountancy Corporation, a tax, management and financial consulting firm. Ms. Chu brings 30 years of experience as a Certified Public Accountant, having served as a Supervising Audit Senior at KPMG, a Tax Senior Advisor at Ernst & Young, LLP, and a Staff Tax Accountant at Arthur Anderson & Co. She also served as a past President of the Korean American CPA Society of Southern California, where she has been a board member since 2004. She was previously the Treasurer of the national Korean American Society of CPAs. Ms. Chu earned her B.A. degree in business and economics from the University of California, Los Angeles.

Our Board believes that Ms. Chu should serve as a Director because of her extensive business and accounting background and experiences at several major accounting firms. Ms. Chu fully understands our core business customer and how to appeal to the next generation of business leaders.

Harry H. Chung Director since 2016 Board Committees: Audit, NCG, CHR	48
Mr. Chung brings over 25 years of experience in capital markets and financial services. He currently serves as the Chief Operating Officer and Chief Financial Officer of Great American Capital Partners, LLC, a specialty finance company (June 2017 to present). He was previously Chief Financial Officer of Breakwater Investment Management, a private investment firm based in Los Angeles, California specializing in direct debt and equity investments in leading lower middle market growth companies. Prior to this role, Mr. Chung served as the Chief Financial Officer of Imperial Capital, a full-service investment bank offering comprehensive services to institutional investors and middle market companies. He also has held numerous leadership positions at Jefferies and Company, Inc., a global investment bank. Mr. Chung earned his B.S. degree in accounting from the University of Illinois in Champaign-Urbana.

Our Board believes that Mr. Chung should serve as a Director because Mr. Chung’s experience in capital markets and financial services, including strategic planning and corporate development, is valuable to the Company. Mr. Chung’s experience as a Chief Financial Officer has provided him with financial expertise that is valuable in his role on the Audit Committee.

Name	Age	Experience and Qualifications
Scott Diehl Director since 2018 Board Committees: RCP	56
Mr. Diehl brings over 30 years of experience from the banking and financial industry, having spent his entire career at Wells Fargo Capital Finance and its predecessor corporation, Foothill Capital Corporation. Prior to his retirement in July 2017, Mr. Diehl was a Group Head overseeing the Factoring, Receivable Securitization and Supply Chain Finance lending units. Prior to this role, his Industries Group oversaw the Lender Finance, Technology Finance, Healthcare Finance and Supply Chain Finance business units. Mr. Diehl also served in various other leadership positions related to asset based lending and commercial finance for Wells Fargo Finance and Foothill Capital Corporation. Mr. Diehl earned his B.A. degree in history from Brown University.

Our Board believes that Mr. Diehl should serve as a Director because Mr. Diehl’s experience in specialty lending is valuable to the Company. Mr. Diehl’s broad banking experience as an executive at Wells Fargo, and its predecessors, will enable him to positively contribute to the growth of Hanmi and its product lines.

C. G. Kum Director since 2013 Board Committees: RCP	63
Mr. Kum is the President and Chief Executive Officer of Hanmi and Hanmi Bank (June 2013 to present). Prior to his current role, he served as the President and Chief Executive Officer of First California Financial Group and its subsidiary First California Bank (September 1999 to May 2013), on the boards of First California Financial Group and First California Bank and as President of the board of directors of Community Bankers of California. He currently is a member of the board of directors of the California Bankers Association and has served on numerous boards of nonprofit organizations, including the United Way and Boys Scouts of America of Ventura County. Mr. Kum earned his undergraduate degree from the University of California, Berkeley and his M.B.A. degree from Pepperdine University.

Our Board believes that Mr. Kum should serve as a Director because Mr. Kum brings to the Board his extensive experience in the banking industry, his many successes in safely and profitably growing his organization, his business acumen and a good relationship with investors and regulators. Additionally, our Board felt that it is important to have the Chief Executive Officer of Hanmi serve as a Director in order to effectively execute our Board’s direction.

Joseph K. Rho Chairman of our Board; Director since 2000 Board Committees: Audit, CHR, NCG	77
Mr. Rho is retired and the current and former Chairman of the Boards of Hanmi and Hanmi Bank (2007 to present; 1999 to 2002). Prior to his current role, he served as a Principal at J & S Investment (2002 to 2010), Partner at Korea Plaza LP (1987 to 2002), and was the President and Owner of Joseph K. Rho Insurance Agency. Mr. Rho has also been active in the community, having served as a board member of the Finance Counsel of the Los Angeles Archdiocese and as a trustee of John of God Hospital.

In nominating Mr. Rho to serve as a Director and appointing him as Chairman of Hanmi and Hanmi Bank, our Board considered, in particular, the importance of the Chairman’s role in ensuring the effective role and operation of our Board. Our Board believes that Mr. Rho is an effective coordinator of multiple Hanmi Bank constituencies, including its stockholders, customers, officers, employees and regulators. In addition, our Board considered the critical role Mr. Rho played in assisting Hanmi in raising capital in 2009, 2010 and 2011. Lastly, in appointing Mr. Rho as Chairman, our Board considered that Mr. Rho is one of the largest individual stockholders, and as such, can speak to building long-term stockholder value and provide valuable insight into the concerns of stockholders and investors.

Name	Age	Experience and Qualifications
David L. Rosenblum Director since 2014 Board Committees: Audit, NCG, RCP	65
Mr. Rosenblum is retired and a former Senior Principal at Deloitte Consulting LLP (1979 to 2013), where he was the National Managing Director of Consulting Corporate Development and a key leader of the Strategy & Operations practice. Mr. Rosenblum currently serves as Chairman of the Southern California Chapter of National Association of Corporate Directors (“NACD”) and is an advisor to a Los Angeles based private equity firm. He previously served as the Chairman of the Echo Foundation from 2004 to 2009. Prior to his current roles, he served on the board of Deloitte Consulting LLP, was the Vice Chair of the Library Foundation of Los Angeles board, and was a member of the Wesleyan University board of trustees. Mr. Rosenblum earned his B.A. degree in economics from Wesleyan University and his M.B.A. degree in finance from the Wharton School at the University of Pennsylvania.

Our Board believes that Mr. Rosenblum should serve as a Director because of his strategic planning, mergers and acquisitions and corporate development experience in assisting financial institutions. In addition, as the Chairman of the Southern California Chapter of the NACD, we felt he could assist with best practices in running our Board.

Thomas J. Williams Director since 2016 Board Committees: RCP	55
Mr. Williams brings over 30 years of experience in the bank regulatory and banking industry. Specifically, Mr. Williams brings extensive experience across a broad range of risk and lending activities. Prior to his retirement in May 2015, Mr. Williams served as Senior Vice President and Chief Risk Officer at BofI Federal Bank, overseeing all risk and control-related functions. Before that role, he served as Executive Director of Commercial Credit Review at Capital One and Director of Regulatory Relations at Silicon Valley Bank. Earlier in his career, Mr. Williams spent five years as Principal Examiner at the Federal Reserve Bank of San Francisco and ten years as a National Bank Examiner with the OCC. Mr. Williams earned his B.S. degree in economics from the University of South Dakota.

Our Board believes that Mr. Williams should serve as a Director because of his broad based regulatory experience and expertise. In the present regulatory environment, we believe Mr. Williams’ strength in risk management is critical to assisting with the safe and sound operation of the Bank.

Michael M. Yang Director since 2016 Board Committees: NCG, CHR	56
Mr. Yang brings over 30 years of experience as a successful entrepreneur and corporate executive. He is currently the Founder and Chief Executive Officer of Michael Yang Capital Management, LLC, an investment management company that invests in public equities of disruptive technology companies. Prior to his current role, Mr. Yang was Co-Founder and Chief Executive Officer of three technology start-ups that were sold to larger enterprises at significant premiums, including mySimon.com Inc., which was acquired by CNET. Mr. Yang began his career at Xerox Corporation and Samsung Electronics Co., Ltd., where he held positions of increasing responsibility in engineering, marketing and corporate development. Mr. Yang earned his B.S. degree in electrical engineering from the University of California, Berkeley, his M.S. degree in computer science from Columbia University and his M.B.A. degree from the Haas School of Business, University of California, Berkeley.

Our Board believes that Mr. Yang should serve as a Director because of his executive experience in growing companies, as well as his strategic planning, mergers and acquisitions, corporate development and technological knowledge.

The Director nominees receiving a majority of the votes cast, in uncontested elections, will be elected. If an incumbent Director is not elected by a majority of votes cast, in an uncontested election, the incumbent Director will tender his or her resignation to the Board for consideration. In contested elections, the Company will use plurality voting. Each Director nominee has indicated their willingness to serve on our Board. Each proxy will be voted FOR the election of such Director nominees unless instructions are given on the proxy to vote “against” such Director nominees. In the event a Director nominee is unable to serve, your proxy will be voted for an alternative Director nominee as determined by our Board. At this time, our Board knows of no reason why any of the nominees might be unable to serve.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” EACH OF THE TEN DIRECTOR NOMINEES

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The following tables set forth information with respect to the executive officers of the Company. All persons named below except Min Park and Greg D. Kim are considered named executive officers of Hanmi (our “NEOs”). None of the NEOs was hired pursuant to any arrangement or understanding. There are no family relationships among the Directors or the NEOs.

Name	Age	Experience and Qualifications
C. G. Kum President and Chief Executive Officer (“CEO”); Director	63	For Mr. Kum’s experience and qualifications, see Board of Directors and Nominees beginning on page 12.
Bonita Lee Senior Executive Vice President (“Sr. EVP”) and Chief Operating Officer (“COO”)	55
Ms. Lee has served as Senior Executive Vice President and Chief Operating Officer of Hanmi and Hanmi Bank since August 2013. She was most recently the Senior Executive Vice President and Chief Operating Officer of BBCN Bank and BBCN Bancorp, Inc., where she was named Acting President and Chief Operating Officer from February 2013 to April 2013 and led an Executive Council carrying out the duties of the Chief Executive Officer during a management transition period at BBCN Bank. Prior to this, Ms. Lee served as director and Regional President of the Western Region for Shinhan Bank America from September 2008 to March 2009. Prior to joining Shinhan Bank America, she served as Executive Vice President and Chief Credit Officer at Nara Bank from April 2005 to September 2008, and as a Member of the Office of the President from March 2006 to September 2008. Ms. Lee also served Nara Bank as Senior Vice President and Chief Credit Officer from November 2003 to April 2005, Senior Vice President and Credit Administrator from February 2000 to October 2003 and Vice President and Credit Administrator from 1993 to 2000. Prior to joining Nara Bank, Ms. Lee held various lending positions with the former California Center Bank in Los Angeles from 1989 to 1993.

Romolo C. Santarosa Senior Executive Vice President and Chief Financial Officer (“CFO”)	61
Mr. Santarosa has served as Senior Executive Vice President and Chief Financial Officer of Hanmi and Hanmi Bank since November 2015 and brings more than 27 years of experience in banking and financial services. Over his career, he has been responsible for leading and directing growth strategies, cost reduction and process improvement initiatives, technology implementations and capital management. Most recently, since June 2013, he was Executive Vice President and Chief Operating Officer at Opus Bank, where he was responsible for operational and support functions. Prior to this, Mr. Santarosa served as the Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer at First California Financial Group, Inc. and its bank subsidiary, First California Bank (November 2002 to May 2013). Before 2002, Mr. Santarosa served in leadership positions with several financial institutions and was an Audit Senior Manager with Price Waterhouse. Mr. Santarosa earned his B.S. degree in accounting and a minor in mathematics from Ithaca College.

Min “Mike” Park Executive Vice President (“EVP”) and Chief Credit Risk Officer (“CCRO”)	55
Mr. Park served as Executive Vice President and Chief Credit Officer of Hanmi and Hanmi Bank since April 2015. In March 2017, Mr. Park’s title was changed to Chief Credit Risk Officer as a result of an organizational change to the credit administration division. He previously served as Executive Vice President and Deputy Chief Credit Officer of Hanmi Bank since August 2014 until his promotion. Prior to his tenure with Hanmi Bank, he was Senior Vice President and Manager of Commercial Business Credit at East West Bank for four years. Mr. Park has over 30 years of banking experience. In the area of credit administration, Mr. Park served as a Senior Credit Administrator at Nara Bank from 2001 to October 2006 and at Hanmi Bank from July 2007 to December 2009. Mr. Park also held a Senior Corporate Banking Officer position at Sanwa Bank from 1997 to 2001.

Name	Age	Experience and Qualifications
Matthew D. Fuhr Executive Vice President and Chief Credit Administrative Officer (“CCAO”)	55
Mr. Fuhr has served as Executive Vice President and Chief Credit Administrative Officer of Hanmi Bank since March 2017. He previously served as Senior Vice President and Deputy Chief Credit Officer from June 2015 until his promotion. Prior to his tenure with Hanmi Bank, he was the Senior Vice President and Credit Administrator at Pacific Western Bank (2002-2010; 2013-2015); Senior Vice President and Deputy Chief Credit Officer at First California Bank (2010-2013); and Chief Financial Officer and Chief Operating Officer at CWC Sports, Inc. (2000-2002). Mr. Fuhr served as a Commissioned Bank Examiner with the Federal Deposit Insurance Corporation in the beginning of his banking career. Mr. Fuhr earned his B.S. degree in business administration with emphasis in finance from University of Northern Colorado.

Jean Lim Executive Vice President and Chief Risk Officer (“CRO”)	55
Ms. Lim has served as Executive Vice President and Chief Risk Officer of Hanmi Bank since August 2013. She previously served as Senior Vice President and Chief Risk Officer of Hanmi Bank from August 2008 until her promotion. Prior to her role as Chief Risk Officer, she served as the Chief Compliance Officer of Hanmi Bank since August 2006 with oversight responsibility for compliance, BSA, as well as operations administration and human resources. From February 2002 to July 2006, Ms. Lim served as Senior Vice President and Chief Compliance Officer of Wilshire State Bank, where she built the BSA and Compliance Departments. Ms. Lim began her banking career at Hanmi Bank in 1984 after receiving her bachelor’s degree from Stanford University.

Greg D. Kim Executive Vice President and Chief Administrative Officer (“CAO”)	57
Mr. Kim has served as Executive Vice President and Chief Administrative Officer of Hanmi Bank since August 2013. He previously served as Senior Vice President and Chief Administrative Officer since May 2005 until his promotion. From December 2000 to May 2005, Mr. Kim was Senior Vice President and Chief Operations Administrator for Wilshire State Bank, where he managed bank-wide operations for thirteen branches and was responsible for the bank’s successful core data processing conversion. Mr. Kim has over 30 years of experience in bank operations, having started his career as an operations supervisor in 1985 at Far West Savings and Loan Association.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, methodologies and our current practices with respect to the remuneration programs for our NEOs. The compensation programs of our NEOs are established, evaluated and maintained by the CHR Committee. The CHR Committee is comprised entirely of outside Directors that satisfy the NASDAQ listing requirements and relevant Code and SEC regulations on independence. The NEOs for the fiscal year ended December 31, 2017 are:

•	C. G. Kum: President & Chief Executive Officer
•	Bonita Lee: Sr. Executive Vice President & Chief Operating Officer
•	Romolo C. Santarosa: Sr. EVP & Chief Financial Officer
•	Jean Lim: Executive Vice President & Chief Risk Officer
•	Matthew D. Fuhr: EVP & Chief Credit Administration Officer

2017 Financial and Strategic Highlights

Operating Results, Profitability and Value Creation	•	Net income was $54.7 million and includes $3.9 million in tax expense related to a one-time revaluation adjustment to reduce the deferred tax asset.
	•	Loans and leases receivable increased 12.0% over 2016, which represented the 4th consecutive year of double-digit loan growth
	•	Deposits grew 14.1% in 2017 to $4.35 billion
	•	Efficiency ratio improved to 54.3% from 55.8% in 2016
	•	Continued organic growth in new markets, including the opening of the first branch in New York
	•	Annual 2017 dividend of $0.80 per share, up 21% from 2016

Pay Program and 2017 Compensation Overview

The CHR Committee establishes and oversees the compensation practices, including base salary, annual and long-term incentives. Compensation plans are designed to encourage the achievement of strategic objectives and the creation of shareholder value, recognize individual performance, and allow the Company to effectively compete for, retain, and motivate talented executives critical to its success.

Element	Type	2017 Highlights
Base Salary	Fixed	When setting base salaries, the CHR Committee considers factors, such as experience, responsibilities, job performance, and market compensation information.
		•	The Company’s CEO, Mr. Kum, received a salary increase of 10.7% in 2017 after a review of his performance and his total compensation compared to the market.
		•	Increases for the other NEOs ranged from 3.0% to 13.8%.
Short-Term Cash Incentive Compensation	Variable
The Company maintains a performance-based annual cash incentive plan for the NEOs which is payable only if pre-established Company and individual performance objectives are achieved. For 2017, the CHR Committee established target incentive award opportunities for each NEO and assessed performance relative to established Company and individual goals to determine final awards. Resulting incentive payouts for each NEO are summarized in the table below, which reflect the Company’s strong performance for 2017.

		Executive Level	Annual Cash Incentive (% of target)	Annual Cash Incentive (% of salary)
		CEO	90%	90%
		Sr. EVPs	95%	47.5%
		EVPs	85%	25.5%
Long-Term Incentive Awards (Equity)
The CHR Committee, in its discretion, determines equity grants for the NEOs after considering each executive’s performance, previous grant history, ownership level, comparison to our peer group, and retention needs. Three NEOs were granted equity in 2017 beyond the 35 shares of restricted stock which were granted to all full-time employees related to Hanmi Bank’s 35th anniversary.

		•
Mr. Santarosa and Mr. Fuhr each received a grant of 10,000 restricted shares and Ms. Lim received an award of 1,500 restricted shares in 2017. Shares vest in equal annual installments over three years.

Element	Type	2017 Highlights
		•	Ms. Lim received an additional 2,000 restricted shares in recognition of the significant progress made in the Bank’s Bank Secrecy Act program in 2016. The shares vest one year after grant.
•
Mr. Kum and Ms. Lee did not receive additional equity awards in 2017, but received a performance-based restricted stock grant in 2016 with annual vesting of up to 25% in each of 2016, 2017, 2018 and 2019, subject to the Company’s Total Shareholder Return performance relative to companies in the KBW Regional Banking Index for each respective year. No shares can be earned in any given year unless the Company’s TSR is positioned at or above the 50th percentile. Hanmi’s 2016 TSR performance was at the 76th percentile. As a result, 25% of the total shares became earned and vested. For 2017, the threshold level of performance (50th percentile) was not achieved and 25% of the shares were forfeited.

Good Governance

The Company is committed to pay for performance and sound compensation and governance practices, including the following:

•	A focus on variable compensation, evidenced by the fact that variable, performance-based compensation comprises a majority of our CEO’s potential pay.
•	Clawback policy applicable to all executive officers adopted in 2018.
•	Stock ownership guidelines established for the CEO, COO and CFO.
•	No excise tax gross-up payments.
•	Dividends on unvested shares of Performance Restricted Stock will be withheld and will be distributed, if at all, when the underlying shares vest.
•	No hedging or pledging transactions.

Compensation Objective and Philosophy

The CHR Committee has instituted a compensation program for the Company’s NEOs which aims to align pay with performance. While the Company does not exclusively focus on market compensation data when designing its compensation program, market pay practices are considered alongside other factors, such as personal performance and experience. As pay varies with performance, we expect to pay near the 50th percentile of the peer group when performance is near the 50th percentile, near the 75th percentile compensation when performance is near the 75th percentile and below median when performance fails to meet minimum expectations or thresholds. As an example, the target award level associated with our most recent grant of performance-based restricted stock in 2016 is earned when the Company’s TSR equals or exceeds the 75th percentile of the KBW Regional Banking Index.

The policies and underlying philosophy governing the Company’s executive compensation program, as endorsed by the CHR Committee and the Board of Directors, are designed to accomplish the following:

•	Maintain a compensation program that is equitable in a competitive marketplace.
•	Provide opportunities that integrate pay with the Company’s annual and long-term performance goals.
•	Manage the risk profile of the Company by aligning risk mitigation within the performance of individual and Company-wide goals.
•	Encourage achievement of strategic objectives and creation of shareholder value.
•	Recognize and reward individual initiative and achievements while managing risk.
•	Maintain an appropriate balance between base salary and short- and long-term incentive opportunities.
•	Allow the Company to compete for, retain, and motivate talented executives critical to its success consistent with its compensation philosophy.

•	Allow the Company to effectively engage institutional shareholders. Hanmi values our shareholders and works to have open two-way communication on all matters of importance. We proactively seek out our shareholders’ opinions, as appropriate.
•	Establish bonus structures subject to “clawback” in the event of material inaccurate financial statements or materially inaccurate performance metric criteria resulting in the payment of excess incentive compensation.
•	Foster an ownership culture among senior executives and the directors through minimum stock ownership guidelines.

Management Say-On-Pay Results

The CHR Committee evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate. As required by the Dodd-Frank Act, the Company is required to permit a separate non-binding advisory shareholder vote to approve the compensation of its executives. At the 2017 annual meeting, shareholders approved the compensation of executives, with 98.4% of the shareholder vote cast in favor of the advisory say-on-pay proposal. The CHR Committee considered this result to be a positive endorsement of the Company’s pay programs and practices. The Company will continue to monitor the level of support for each say-on-pay proposal.

Compensation Determination Process

Role of CHR Committee

The CHR Committee is responsible for the creation, implementation, and administration of the overall compensation program for the CEO and other senior executive officers. The CHR Committee takes into consideration the recommendations of the CEO for executives other than the CEO, as well as considering and making recommendations concerning compensation, benefit plans, and implementation of sound personnel policies and practices Company wide. The CHR Committee has the following responsibilities:

•	Review the overall human resource development and compensation strategy for directors, the CEO, and senior officers.
•	Lead the Board in its annual review of executive management’s performance.
•	Evaluate CEO performance, set annual goals, and evaluate total compensation.
•	Evaluate compensation recommendations from the CEO for other NEOs.
•	Evaluate the annual executive incentive compensation plan regarding participation, goals, and budgetary considerations.
•	Review broad-based incentive compensation plans to ensure compliance with regulations and laws.
•	Administer the Company’s long-term incentive program.

The CHR Committee approves compensation for all NEOs other than the CEO. The CHR Committee discloses all compensation decisions related to the CEO to the full Board of Directors. The full Board has ultimate responsibility for determining the compensation of our CEO after considering the recommendation from the CHR Committee.

Role of Compensation Consultant

The CHR Committee retained the services of McLagan in 2017 to assist in performing its various duties within industry practice. McLagan helped facilitate the executive officer compensation process, including the creation of a compensation peer group for comparing our NEOs’ compensation to the market. McLagan reported directly to the CHR Committee, who has the authority, in its sole discretion, to retain and terminate any adviser to assist in the performance of its duties. The CHR Committee determined that McLagan is independent and that there is no conflict of interest resulting from retaining McLagan during 2017 after taking into account the factors set forth in the SEC rules.

Role of Management

Management assists the CHR Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. The CEO and other executives may participate in CHR Committee meetings to provide background information and other requested items, but are not present during the voting or discussions of their own compensation. The CEO provides recommendations to the CHR Committee for the other NEOs regarding compensation, performance goals, and other employment-related matters, such as hiring, promotions, terminations or severance payments. The CHR Committee considers the CEO’s recommendations, but retains authority to approve or recommend to the Board of Directors compensation decisions to be approved.

Peer Group

In May 2017, the CHR Committee worked in coordination with McLagan to construct a peer group of banking companies with assets at the time of selection generally between $2.4 and $9.7 billion that have similar business models and that are likely to compete with Hanmi for executive talent. Although the decisions regarding the compensation levels are guided by the information provided from the peer group and market survey data, the CHR Committee also takes into account the prevailing economic environment and the current financial condition of Hanmi. The 2017 peer group was as follows:

BofI Holding Inc.	Lakeland Bancorp, Inc.
Central Pacific Financial Corp.	LegacyTexas Financial Group, Inc
CoBiz Financial Inc.	Meridian Bancorp, Inc.
CVB Financial Corp.	National Bank Holdings Corp.
First Financial Bankshares	Opus Bank
First Foundation Inc.	Pacific Premier Bancorp, Inc.
Heritage Commerce Corp.	Preferred Bank
Heritage Financial Corporation	Southside Bancshares Inc.
Hope Bancorp, Inc.	TriCo Bancshares
Independent Bank Group Inc.	Westamerica Bancorporation

2017 Pay Components and Compensation Decisions

Base Salary

Annual base salaries are the fixed portion of our NEOs’ cash compensation and are intended to reward the day-to-day aspects of their roles and responsibilities and to reflect the value that they bring to the Company. Our NEOs’ annual salaries are established after taking into account several factors including, the executive’s experience, responsibilities, management abilities, job performance, and market compensation information. The CHR Committee believes that 2017 base salaries of Hanmi’s NEOs are competitive with companies of similar size, including those in the peer group. Pay adjustments, if any, are generally made annually, after reviewing overall company performance, individual performance and the affordability of the increases.

The CHR Committee reviewed Mr. Kum’s salary for 2017 in the context of total compensation and alongside compensation information from the peer group. After considering Mr. Kum’s performance and leadership of the Company, the CHR Committee approved a salary increase to $675,000 effective July 2017, which was positioned near the 50th percentile of the peer group.

For 2017, Mr. Kum presented his recommendations to the CHR Committee for annual merit increases for the remaining NEOs. The recommended increases for Ms. Lee and Ms. Lim were each in line with the merit increases generally given to other employees at the Company and were developed in light of individual performance and responsibilities. Mr. Kum recommended that the CHR Committee consider an increase of 13.8% to Mr. Santarosa’s salary for 2017 and noted his current salary was positioned significantly below the 50th percentile due to the fact that he was promoted to CFO in January 2015 after joining the Company as Corporate Finance & Strategy and his salary was never fully adjusted to reflect his promotion to a Sr. EVP and new level of responsibility. Mr. Fuhr’s salary was increased in conjunction with his promotion to an executive vice president. In coordination with McLagan, the CHR Committee conducted a market compensation analysis covering each of the NEOs using information from the peer group and banking industry survey data. The approved 2017 salaries were within a competitive range of the market 50th percentile.

Name	Title	2016 Base Salary	Merit Increase	2017 Base Salary
C. G. Kum	President & CEO	$610,000	10.7%	$675,000
Bonita Lee	Sr. EVP & COO	$337,436	4.3%	$352,000
Romolo C. Santarosa	Sr. EVP & CFO	$281,188	13.8%	$320,000
Jean Lim	EVP & CRO	$249,605	3.0%	$257,093
Matthew D. Fuhr	EVP & CCAO	$225,000	11.1%	$250,000

Short-Term Cash Incentives

In accordance with Hanmi’s compensation philosophy, a significant portion of the compensation of our NEOs is performance-based and payable only if pre-established Company and individual performance objectives are achieved. For each NEO, target bonuses are stated as a percentage of annual base salary and are capped at the target level. The target annual bonus payable to Mr. Kum, our CEO, is capped at 100% of his annual base salary. The annual bonuses payable to the other NEOs for 2017 performance are capped at the following levels, as a percentage of their respective annual base salary, Ms. Lee –50%, Mr. Santarosa – 50%, Ms. Lim – 30%, and Mr. Fuhr – 30%.

Generally, the CHR Committee reviews performance against pre-established financial and non-financial goals on an annual basis to determine the short-term cash incentive compensation of our NEOs. The 2017 Annual Incentive Plan (“AIP”) includes the concept of a minimal acceptable return (“MAR”). In other words if the requirements of the MAR are not met then no cash bonuses will be paid to the NEOs including the CEO. In 2017, the MAR had two requirements: (1) the Company must meet 85% of the 2017 budgeted net income, which is established and approved by the Board, and (2) the Company must attain certain regulatory threshold results for 2017. The MAR requirements were met in 2017.

Once the MAR requirements are met, each NEO has objective requirements that must be met in order to obtain part or all of their potential cash incentive.

Awards under the AIP are substantially based on formulaic scorecard results across weighted performance measure categories. The CHR Committee reviewed and approved scorecards for each NEO to be used for 2017 performance, which are summarized in the exhibits below. The measurements in the AIP for Mr. Kum are based on the approved 2017 budget in the strategic plan and represent a higher performance requirement compared to the target goal levels in the 2016 strategic plan. The 2017 budget in the strategic plan and approved AIP goals were below 2016 actual performance results as the Company experienced a record year of performance in 2016 and it was not expected to repeat these results again in 2017 due to economic and industry challenges. The measurements for other NEOs were customized to reflect each individual’s specific area of control and responsibility, while retaining accountability for overall Company profitability, risk management, and regulatory compliance. The plan is designed to allow for objective goal measurement while also allowing for the exercise of judgment by the CHR Committee and the Board of Directors. If an NEO has met or exceeded the requirements for a specific goal, the NEO is given 100% credit for the weighting of a particular category. However, if a category is not met or partially met, a lesser percentage of the weighted credit, if any, is given based on an evaluation of the degree to which goals were achieved. This is most prevalent where there were multiple objectives within a particular category (i.e., one objective was met, but another objective was not met or only partially met). Under the AIP, there is no upside payout potential for performance above the target goal. In addition, the plan does not define explicit threshold levels of performance below target for each measure.

C. G. Kum – President & CEO

	Weighting	Goal	Achievement	Achievement %
ROAA	25%	1.10% for 2017 based on budget	Actual = 1.10%	100%
NPA/Assets	25%	0.44% by Q4 2017	Actual = 0.34%	100%
Efficiency Ratio	25%	55.7% by Q4 2017	Actual = 54.3%	100%
Personal Performance	25%	Discretionarily assessed based on personal performance factors	see footnote (1)	60%
Eligible Salary Target % of Salary % Achieved Payout % of Base Salary Actual Payout				$675,000 100% 90% 90% $607,500
(1)	In its evaluation of the CEO’s performance, the CHR Committee noted the following achievements: the Company’s 2017 Return On Average Equity of 9.97%, the successful expansion into Specialty Lending, and the opening of a new New York City branch. In its assessment, the CHR Committee noted progress toward strategic and risk management objectives, but did not provide full credit for achievements in these areas.

Bonita Lee – Sr. EVP & COO

	Goal	Weighting	Achievement %
Growth	Meet loan growth goal and Demand Deposit Account growth goal (15%), All Divisions to meet 2017 internal goals (5%)	20%	91.5%
Asset Quality	Maintain at 2016 level, Charge Offs, Non Performing Loans and classified loans	20%	100%
Profitability	Meet Hanmi’s Net Income Target (15%), Meet Fee Income budgeted goal (5%)	20%	98.5%
Strategic Plan	Successful completion of 2017 strategic initiatives	20%	85%
Risk Management	Satisfactory internal audits and conditions	20%	100%
Eligible Salary Target % of Salary % Achieved Payout % of Base Salary Actual Payout			$352,000 50% 95% 47.5% $167,200

Romolo C. Santarosa – Sr. EVP & CFO

	Goal	Weighting	Achievement %
Operations	Improve the Company’s financial management process	25%	80%
Growth	Complete the Board approved 2017 Strategic Plan initiatives	25%	100%
Profitability	Achieve Board approved 2017 Profit Plan	25%	100%
Risk Management	Satisfactory internal audits and conditions	25%	100%
Eligible Salary Target % of Salary % Achieved Payout % of Base Salary Actual Payout			$320,000 50% 95% 47.5% $152,000

Jean Lim

	Goal	Weighting	Achievement %
BSA	Upgrade Anti-Money Laundering/BSA monitoring system and continue to enhance processes for improved efficacy of the Bank’s BSA program	20%	100%
Compliance	Continue to focus on regulatory agenda and the enhancement of system and infrastructure to improve efficiency of Compliance 2nd Line of Defense	20%	100%
Risk – Enterprise Risk Management	Strengthen overall ERM structure and program (including ERM risk assessment and BCP/Incident Response Program)	20%	100%
Risk Management	Maintain satisfactory rating for any applicable internal audits and implement timely corrective action	40%	62.5%
Eligible Salary Target % of Salary % Achieved Payout % of Base Salary Actual Payout			$257,093 30% 85% 25.5% $65,559

Matthew D. Fuhr

	Goal	Weighting	Achievement %
Credit Quality	Maintain credit quality at FYE 2016 levels for NPL, criticized assets and net charge-offs	30%	91.7%
Operations	Restructure and streamline credit approval processes to improve overall efficiency Create strategic plans for decentralization of credit approval processes Develop policies and procedures for Hanmi loan programs	20%	87.5%
Growth	Successful rollout and implementation of Hanmi loan programs	20%	100%
Risk Management	Satisfactory internal audits and conditions	30%	66.7%
Eligible Salary Target % of Salary % Achieved Payout % of Base Salary Actual Payout			$250,000 30% 85% 25.5% $63,750

Long-Term Incentives

Long-term incentive awards, such as stock options and restricted stock, are the third key component of our NEOs’ total compensation. The members of the CHR Committee believe that employee stock ownership is significant for our NEOs, thereby aligning the interests of employees and stockholders. The members of the CHR Committee also believe that equity-based compensation complements the short-term cash incentive compensation and helps balance short-term decisions with long-term outcomes. This compensation approach limits an executive’s ability to reap short-term gains at the expense of Hanmi’s long-term success. This is also an important tool in retaining NEOs.

On August 23, 2013, the stockholders approved the Hanmi Financial Corporation 2013 Equity Compensation Plan, (the “2013 Plan”). The CHR Committee approves all stock option and restricted stock award grants and acts as an administrator of the 2013 Plan. The Company does not have a policy or an exact formula with regard to the allocation of compensation between cash and equity compensation; rather, the size, timing, and other material terms of the long-term incentive awards for our NEOs are made at the discretion of the CHR Committee. Factors considered by the CHR Committee include each executive’s performance, previous grant history and ownership level, comparison to our peer group, and retention needs. In association with Hanmi Bank’s 35th anniversary, substantially all full-time employees of Hanmi were each granted 35 shares of restricted stock in December 2017 in recognition of their dedication and service to Hanmi. These shares vest one year from the date of grant. Three NEOs received additional equity grants in 2017, as described below.

2016 and 2017 Results Associated with the 2016 Performance Restricted Stock Grant

•	On February 17, 2016, the CHR Committee granted each of Mr. Kum and Ms. Lee a performance-based restricted stock grant consisting of 99,010 and 49,505 shares, respectively, which were intended to cover a multi-year period. As such, Mr. Kum and Ms. Lee did not receive additional equity awards in 2017 beyond the 35 shares described previously as part of Hanmi Bank’s 35th anniversary.
•	The grant provides for annual vesting of up to 25% in each of our 2016, 2017, 2018 and 2019 fiscal years, subject to the Company’s TSR performance relative to companies in the KBW Regional Banking Index for each respective year. To the extent that the performance requirements are not met for any given year, any unearned shares applicable to that year will be forfeited.
•	No shares can be earned for each performance period if the Company’s TSR is below the 50th percentile. Assuming 50th percentile TSR achievement (threshold) for any given year, 50% of the shares scheduled to vest for such year will be earned. Assuming 75th percentile TSR achievement (target) for any given year, 100% of the shares scheduled to vest for such year will be earned. Shares earned for performance between the 50th and 75th percentile for any given year will be determined by linear interpolation.
•	There is no retesting of the performance-based restricted shares. Any portion of the shares that do not vest as a result of actual TSR performance for any given year shall be forfeited for such year.
•	Any shares held by the CEO and CFO are subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s clawback policy.

•	2016 Results: In March 2017, the CHR Committee determined that the Company’s TSR during 2016 was 51.30%, which placed it at the 76th percentile when compared against the KBW Index. As a result, the CHR Committee certified the level of achievement of this award at target for 2016, resulting in 25% of the total number of shares subject to this award becoming earned and vested.
•	2017 Results: In March 2018, the CHR Committee determined that the Company’s TSR during 2017 did not meet or exceed the 50th percentile, which was the threshold level of performance. Accordingly, based on the CHR Committee’s certification of this result, 25% of the total number of shares subject to this award were forfeited.

Restricted Stock Grant

•	On March 14, 2017, the CHR Committee granted 2,000 restricted shares to Ms. Lim, at which time our closing price was $31.75 per share. This grant was made in recognition of the significant progress made in the Bank’s BSA program in 2016. The shares vest one year after grant.
•	On March 22, 2017, the CHR Committee granted 10,000 and 1,500 restricted shares to Mr. Santarosa and Ms. Lim, respectively, at which time our closing price was $28.90 per share. The shares vest in equal annual installments over three years. The CHR Committee approved the award based on a recommendation from Mr. Kum after reviewing contributions to Hanmi during 2016. The CHR Committee also noted that Mr. Santarosa had not received an equity award since 2015 and he did not receive an equity award comparable to the grant made to the other Sr. EVP at the Company. The award size for both NEOs in 2017 was determined based in part on existing equity ownership levels, a review of past grant sizes, competitive market practices, contributions to Hanmi’s 2016 performance results, retention concerns and ownership levels of similarly situated executives at the Company.
•	On March 27, 2017, Mr. Fuhr received a grant of 10,000 restricted shares, at which our closing price was $29.55 per share. This grant was made in conjunction with his promotion to CCAO. This was in line with the awards granted to other senior executive officers.

2018 Performance Restricted Stock Grant to Mr. Santarosa

•	On February 28, 2018, the CHR Committee granted Mr. Santarosa a performance-based restricted stock grant consisting of 32,680 shares of Company common stock intended to cover a multi-year period.
•	Mr. Santarosa’s grant contained substantially the same terms as are applicable to the above grants to Mr. Kum and Ms. Lee, except that the performance period runs from fiscal year 2018 through fiscal year 2021.

Additional Compensation Elements

Employment Agreements

On April 27, 2017, Hanmi Financial Corporation and its wholly owned subsidiary, Hanmi Bank, (collectively, the “Company”), entered into a new employment agreement with Mr. Kum, (the “Employment Agreement”). The Employment Agreement supersedes and replaces the employment agreement between the Company and Mr. Kum, dated as of May 24, 2013. The terms of his employment agreement are described below.

•	TERM: The Employment Agreement provides for a term that commences on April 27, 2017 and ending on June 12, 2020 (unless earlier terminated by either party), subject to automatic renewal for successive one-year periods unless either party provides notice of non-renewal prior to the expiration of the then-current term.
•	COMPENSATION: Annual base salary of $610,000, which may be increased, but not decreased, in the sole discretion of the Board, and under the terms of his employment agreement, Mr. Kum is eligible to receive an annual bonus capped at 100% of his annual base salary. Mr. Kum’s annual bonus, which is to be paid in cash and/or equity, is generally dependent on the attainment of certain financial goals set by the CHR Committee. See Short-Term Cash Incentive Compensation above for a description of the 2017 goals. Under the Employment Agreement, Mr. Kum is entitled to participate in employee benefit plans for which he may be eligible and will receive certain perquisites, including the use of a company car, payment of country club dues, Company-provided welfare benefits and personal life insurance, and 20 days of paid vacation annually. In addition, the Company provides for Mr. Kum’s term life insurance coverage premium for $1,000,000 during the term of the employment agreement.
•	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON: The Employment Agreement provides that if Mr. Kum’s employment is terminated either by the Company without “cause” or by him for “good reason,” in either case, other than within 18 months following a “change in control,” and subject to Mr. Kum’s execution of a general release of claims, Mr. Kum will be entitled to receive the following severance payments and benefits: (i) continued

payment of his then-current annual base salary for 12 months following the date of termination, (ii) a lump-sum payment of an amount equal to the pro-rated portion of his prior year’s annual bonus based on the number of days worked during the year of termination, (iii) accelerated vesting of any then-unvested time-based equity awards held by Mr. Kum with respect to the portion that would have vested if Mr. Kum’s employment had continued for one year following the date of termination, and (iv) continued health insurance benefits at the Company’s expense under COBRA for up to 18 months or a monthly cash payment in lieu thereof.

•	TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL: If, within 18 months following a change in control, Mr. Kum’s employment with the Company is terminated either by the Company without cause or by him for good reason, and subject to Mr. Kum’s execution of a general release of claims, Mr. Kum will be entitled to receive the following severance payments and benefits: (i) a lump sum payment of an amount equal to two and one-half times the sum of his then-current annual base salary and his then-maximum annual bonus (which is at “target” under the AIP), (ii) fully accelerated vesting of any then-unvested time-based equity awards held by Mr. Kum, and (iii) continued health insurance benefits at the Company’s expense under COBRA for up to 18 months, or a monthly cash payment in lieu thereof.
•	TERMINATION DUE TO DEATH OR DISABILITY: If Mr. Kum’s employment terminates due to his death or disability, then he or his estate, as applicable, will be entitled to receive a lump-sum payment of an amount equal to the pro-rated portion of his prior year’s annual bonus based on the number of days worked during the year of termination and accelerated vesting of any then- unvested time-based equity awards held by Mr. Kum with respect to the portion that would have vested if Mr. Kum’s employment had continued for one year following the date of termination.
•	CHANGE IN CONTROL: In the event of any change in control of the Company, all of Mr. Kum’s time-vesting equity awards will fully vest and performance-vesting equity awards will be treated in accordance with the terms of the plan document and applicable award agreements.
•	Mr. Kum remains subject to the confidentiality, non-solicitation and other covenants included in his restrictive covenant agreements with the Company and the non-disparagement covenant set forth in the Employment Agreement. In addition, if any payments or benefits provided to Mr. Kum in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

Other Executives

In February 2018, Hanmi entered into employment agreements with Senior Executive Vice-Presidents Bonita I. Lee and Romolo C. Santarosa, under which each will report directly to the CEO of the Company. The material terms of these agreements are discussed below.

•	TERM: The agreements each provide for a three-year term commencing (retroactively) on November 1, 2017 and ending on October 31, 2020 (unless earlier terminated by either party), subject to automatic renewal.
•	COMPENSATION: The annual base salary of Ms. Lee and Mr. Santarosa is $352,000 and $320,000, respectively, and may be increased, but not decreased (except in limited circumstances set forth in the employment agreements) by the Board, based on the recommendation of the CHR Committee. Each executive is also entitled to participate in employee benefit plans for which she or he may be eligible and fringe benefits to which the Company’s senior executives are entitled.
•	TERMINATION PAYMENTS: The terms of Ms. Lee’s and Mr. Santarosa’s employment agreements regarding severance payments are the same as the terms and payment formulas available to Mr. Kum’s under his Employment Agreement under each of the termination events discussed above.
•	CHANGE IN CONTROL: In the event of a change in control of the Company, each executive’s time-vested equity awards will fully vest and performance-vesting equity awards will be treated in accordance with the terms of the plan document and award agreements.
•	Ms. Lee and Mr. Santarosa also remain subject to the confidentiality, non-solicitation and other covenants included in their restrictive covenant agreements with the Company and the non-disparagement covenant set forth in their employment agreements. In addition, if any payments or benefits provided to either executive in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for the executive.

All other executives are employed “at-will,” and Hanmi does not provide any right to additional payments or benefits in the event of a termination of employment or a change in control of Hanmi, except that the stock awards, other than those held by Mr. Kum and Ms. Lee granted in February 2016, held by executives will automatically vest upon a change in control as defined in the grant agreement.

Executive Perquisites

Our NEOs receive the following benefits in addition to their other compensation: 401(k) matching contributions, cellular phone allowance, automobile allowance, gas allowance, bank-owned life insurance “BOLI” and gift cards for the holidays or graduation of a dependent. Mr. Santarosa receives a membership to an athletic club. Mr. Kum also receives a membership to a country club, company provided welfare benefits, the use of a company car and cell phone, in lieu of an automobile and cell phone allowance, and $1,000,000 of additional term life insurance. These benefits are detailed in the Summary Compensation Table.

Broad-Based Benefits Programs

Our NEOs participate in the benefit programs that are available to all full-time employees. These benefits include health, dental, vision, life insurance, short-term and long-term disability insurance, healthcare reimbursement accounts, paid vacation, contributions to a 401(k) profit sharing retirement plan, and a year of service award consisting of a grant of fully vested shares of Company stock upon achieving certain years of service milestones with the Company.

Other Compensation Considerations

Pledging and Hedging Policies

Directors and NEOs are not allowed to enter into hedging and pledging transactions, including the use of margin accounts with the Company’s common stock held individually or in a trust controlled by such individual.

Clawback Policy

We have implemented a clawback policy consistent with the requirements of Section 304 of the Sarbanes-Oxley Act which mandates the recovery of incentive awards that would not have otherwise been paid in the event we are required to restate our financial statements due to noncompliance with any financial reporting requirements as a result of misconduct. In that case, the CEO and CFO must reimburse us for: (1) any bonus or other incentive, or equity-based compensation received during the 12 months following the first public issuance or filing with the SEC (whichever first occurs) of the non-complying document; and (2) any profits realized from the sale of our securities during those 12 months. Section 954 of the Dodd-Frank Act requires the SEC to direct national securities exchanges to prohibit the listing of any security that fails to adopt a compliant clawback policy for any current or former executive officer if the Company is required to file a financial restatement as a result of material noncompliance with applicable securities laws. This clawback applies to incentive-based compensation during the three-year period preceding the date on which the issuer is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement. The NASDAQ Stock Market has not yet promulgated final rules implementing Section 954 of the Dodd-Frank Act.

In addition, on March 28, 2018, the CHR Committee adopted a more broad-based clawback policy that applies to all executive officers. Under the Company’s clawback policy, the Company will clawback any cash or equity incentive compensation payments or awards to the extent such payments or awards were made or determined during the one-year period preceding the date on which the Company determines it has materially inaccurate financial statements or any other materially inaccurate performance metric criteria and the amount of incentive compensation, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results (i.e., the “excess incentive compensation”). The policy provides that the clawback could be effected through any of the following methods, reimbursement of the pre-tax amount of the excess incentive compensation, cancellation of outstanding equity awards that constitute excess incentive compensation or reimbursement of any gains realized in the exercise of stock options, vesting of or open market sales of restricted stock, restricted stock units or other equity awards granted that are attributable to the excess incentive compensation.

Stock Ownership Guidelines

The CHR Committee adopted the following stock ownership guidelines for the CEO, the COO and the CFO. The CEO is required to hold shares of the Company’s common stock valued at five times (5x) his base salary and the COO and CFO are each required to hold shares of the Company’s common stock valued at one and one-half times (1.5x) their base salary. This goal must be obtained within five years from March 28, 2018, the date the guidelines were approved by the CHR Committee. Once the guidelines are met, if the stock price decreases, the executive will not be required to acquire additional shares. Until the stock ownership guidelines are met, an executive will be required to retain at least 50% of the shares granted to him or her by the Company (50% of the shares granted may be used to satisfy tax withholding requirements).

Compensation Policy Risk Assessment

The CHR Committee reviews the compensation of our NEOs, as well as the overall compensation practices for the organization. Performance incentive programs and the budgeting for annual salary adjustments are reviewed and approved by the CHR Committee for all NEOs, with the exception of the CEO, whose compensation is reviewed and approved by the CHR Committee and subsequently presented to our full Board for ratification. An important aspect of the review is an assessment of whether the programs in any way encourage our NEOs or any other employee of Hanmi to take unacceptable risk, in the short or long term.

Upon due consideration of these items, the CHR Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on its business or operations.

TAX DEDUCTABILITY OF EXECUTIVE OFFICER COMPENSATION

Under Section 162(m) of the Code, deductible compensation is limited to $1 million per year for each executive officer listed in the summary compensation table (a “covered employee”), other than the CFO. For tax years prior to January 1, 2018, compensation that was considered “qualified performance-based compensation” was exempt from this limit. The Tax Cuts and Jobs Act (the “Act”) enacted on December 22, 2017 significantly modified 162(m) and eliminated the “qualified performance-based compensation” exception for tax years commencing after December 31, 2017. In addition, the Act expands the definition of covered employees subject to $1 million deduction limit to include the CFO as well as any employee (or former employee) who has been designated a covered employee for any fiscal year beginning after December 31, 2016. Certain compensation payable pursuant to a written binding contract in effect as of November 2, 2017, if the binding contract is not modified in any material respect, is “grandfathered” and not subject to the revisions to 162(m).

Prior to January 1, 2018, the CHR Committee has considered the impact of Section 162(m) in determining the appropriate pay mix and compensation levels for our NEOs. Now that the qualified performance-based compensation exception is generally no longer available, the CHR Committee may determine to award compensation that exceeds the deductibility limit under 162(m) or otherwise pay non-deductible compensation when it believes that other considerations outweigh the tax deductibility of compensation.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including restricted stock and stock options). The CHR Committee takes into account the impact of FASB ASC Topic 718 in connection with grants of long-term incentive awards.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by each of the NEOs for the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
C. G. Kum President & CEO	2017	651,750	—-	1,090	—-	607,500	86,218	1,346,558
	2016	592,923	—-	915,843	—-	567,300	86,235	2,162,301
	2015	530,769	—-	49,980	—-	522,500	79,345	1,182,594
Bonita Lee Sr. EVP & COO	2017	348,639	—-	1,090	—-	167,200	43,337	560,266
	2016	334,642	—-	457,921	—-	155,221	33,883	981,667
	2015	319,162	—-	0	—-	159,354	31,000	509,516
Romolo C. Santarosa Sr. EVP & CFO	2017	311,044	—-	290,090	—-	152,000	36,222	789,356
	2016	279,998	—-	0	—-	126,535	33,898	440,431
	2015	148,077	—-	291,375	89,888	0	15,657	544,997
Jean Lim EVP & CRO	2017	255,365	—-	107,940	—-	65,559	34,269	463,133
	2016	248,896	—-	23,620	—-	56,161	33,532	362,209
	2015	243,667	—-	0	—-	0	30,090	273,757
Matthew D. Fuhr EVP & CCAO	2017	244,231	—-	296,590	—-	63,750	30,798	635,369
(1)	Amounts represent the aggregate grant date fair values of stock awards for the year indicated in accordance with FASB ASC Topic 718. The grant date fair value of time-based restricted stock awards is calculated using the closing market price of our common stock on the grant date. The per-share grant date fair value for performance-based restricted stock granted to Mr. Kum and Ms. Lee in 2016 with market-based performance conditions (TSR) is estimated based on the use of a Monte Carlo valuation methodology and the probable outcome of the achievement of the performance conditions as determined in accordance with FASB ASC Topic 718, which resulted in a per-share grant date fair value of $9.25. For additional information on the valuation assumptions for 2016, see Note 15 (Share-based Compensation) to our Consolidated Financial Statements included in our Form 10-K for the year-ended December 31, 2017.
(2)	Amounts represent the aggregate grant date fair values of option awards for the year indicated in accordance with FASB ASC Topic 718. See Note 15 (Share-based Compensation) to our Consolidated Financial Statements included in our Form 10-K for the year-ended December 31, 2017.
(3)	Amounts represent performance-based cash bonuses earned under the AIP during the year indicated. For a more complete description of the bonuses earned by the NEOs for 2017, see Compensation Discussion and Analysis – Short-Term Cash Incentive Compensation.
(4)	2017 All Other Compensation.
	401(k) Employer Contributions ($)	Cost of Personal Life Insurance ($)	Other ($) (1)	Perquisites & Other Benefits ($) (2)
C. G. Kum	16,200	29,820	150	40,048
Bonita Lee	16,200	—-	100	27,037
Romolo C. Santarosa	16,200	—-	100	19,922
Jean Lim	16,200	—-	1,926(3)	16,143
Matthew Fuhr	16,200	—-	100	14,498
(1)	Holiday gift cards, except where noted.
(2)	Perquisites & Other Benefits consist of auto allowance (use of company car for Mr. Kum), country club dues, athletic club dues, gas card, Company provided welfare benefits for Mr. Kum, personal life insurance, and cell phone. None of these perquisites or other benefits individually exceeds $25,000 in value.
(3)	Includes BOLI imputed income earnings.

GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning payouts under plan-based awards granted or awarded during 2017 to each of the NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (2)
C. G. Kum		—	675,000	—	—	—
	12/15/2017	—	—	—	35	1,090
Bonita Lee		—	176,000	—	—	—
	12/15/2017	—	—	—	35	1,090
Romolo C. Santarosa		—	160,000	—	—	—
	3/22/2017	—	—	—	10,000	289,000
	12/15/2017	—	—	—	35	1,090
Jean Lim		—	77,128	—	—	—
	3/14/2017	—	—	—	2,000	63,500
	3/22/2017	—	—	—	1,500	43,350
	12/15/2017	—	—	—	35	1,090
Matthew D. Fuhr		—	75,000	—	—	—
	3/27/2017	—	—	—	10,000	295,500
	12/15/2017	—	—	—	35	1,090
(1)	Represents performance-based cash bonuses eligible to be earned under the AIP in 2017. See Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column for actual 2017 bonuses paid.
(2)	Amounts represent the grant date fair values of stock awards in accordance with FASB ASC Topic 718. The grant date fair value of time-based restricted stock awards is calculated using the closing market price of our common stock on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information relating to outstanding equity awards held by the NEOs as of December 31, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#) (8)		Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested($) (1)
C. G. Kum	180,000				16.43	8/28/2023	35		1,062	74,257	(2)	2,253,700
Bonita Lee	50,000				16.43	8/28/2023	35		1,062	37,129	(2)	1,126,865
Romolo C. Santarosa	16,665	(3)	8,335	(3)	23.31	6/8/2025	14,202	(4)	431,031
Jean Lim	5,500				12.54	12/12/2022	3,535	(5)	107,287
	25,000				16.43	8/28/2023
	1,250				10.8	4/8/2019
Matthew Fuhr	2,000		1,000	(6)	24.83	6/22/2025	15,036	(7)	456,343
(1)	Amount calculated using the closing stock price of $30.35 as of December 29, 2017 (the last trading day of 2017).
(2)	On February 17, 2016, Mr. Kum and Ms. Lee were awarded performance-based restricted stock that may vest on an annual basis of up to 25% for each of our 2016, 2017, 2018 and 2019 fiscal years, subject to the Company’s TSR performance relative to companies in the KBW Regional Banking Index for each respective year. Amounts shown are the number of shares that would be earned if the target level of performance is met (which is also maximum) for 2017, 2018, and 2019 fiscal years. Under the plan design, no shares can be earned beyond the target level for each year. In March, 2018, the CHR Committee certified the level of achievement of this award below threshold for the Company’s 2017 fiscal year, resulting in 25% of the total number of shares originally granted in 2016 being forfeited.

(3)	On June 8, 2015, 25,000 stock options were granted to Mr. Santarosa, with vesting occurring ratably over three years.
(4)	On June 8, 2015, Mr. Santarosa was granted 12,500 shares of restricted stock which vest ratably over three years. On March 22, 2017, Mr. Santarosa was granted 10,000 shares of restricted stock which vest ratably over three years.
(5)	On March 14, Ms. Lim was granted 2,000 shares of restricted stock which cliff vests after one year. On March 22, 2017, Ms. Lim was granted 1,500 shares of restricted stock which vest ratably over three years.
(6)	On June 22, 2015, 3,000 stock options were granted to Mr. Fuhr, with vesting occurring ratably over three years.
(7)	On June 22, 2015, Mr. Fuhr was granted 5,000 shares of restricted stock which vest ratably over three years. On March 16, 2016, Mr. Fuhr was granted 5,000 shares of restricted stock that vest ratably over three years. On March 27, 2017, Mr. Fuhr was granted 10,000 shares of restricted stock that vest ratably over three years.
(8)	In association with Hanmi Bank’s 35th Anniversary, all full-time employees were granted 35 shares of restricted stock on December 15, 2017 which vest at the end of one year.

OPTION EXERCISES AND STOCK VESTED

The following table shows information as of December 31, 2017, for the NEOs concerning the exercise of stock options and the vesting of restricted stock awards during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
C. G. Kum	—	—	24,753	767,343
Bonita Lee	—	—	12,376	383,656
Romolo C. Santarosa	—	—	4,167	117,718
Jean Lim	—	—	1,000	29,600
Matthew D. Fuhr	—	—	3,333	98,905
(1)	“Value realized on Vesting” is determined by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

Our NEOs may be entitled to certain payments and benefits in the event of a qualifying termination of employment and/or change in control.

Employment and Severance Agreements. Mr. Kum’s employment agreement provides for certain severance pay and benefits upon a qualifying termination of employment, including in connection with a change in control, in addition to accelerated vesting of certain equity awards for Mr. Kum upon a change in control during the taxable year ended December 31, 2017. During the 2017 calendar year, we had not entered into employment agreements or severance arrangements with any of the NEOs other than Mr. Kum. For additional information, see Compensation Discussion and Analysis – Additional Compensation Elements – Employment Agreements section above.

2016 Performance Restricted Stock Grants. In the event that a change in control of the Company occurs during Mr. Kum and Ms. Lee’s service, the shares of restricted stock eligible to vest in that period based on actual achievement of performance measures measured through the date of the change in control will become fully vested, and any shares applicable to future periods not yet commenced will be forfeited. If the executive’s employment is terminated by the Company without cause or by the executive for good reason (as those terms are defined under the terms of the awards), the shares of restricted stock eligible to vest in that period based on actual achievement of performance measures measured through the employment termination date will become fully vested, and any shares applicable to future periods not yet commenced will be forfeited.

Other Equity Awards. All equity awards, other than the Performance Restricted Stock Grants (as described above) will automatically vest upon the occurrence of a change in control pursuant to the terms of the 2013 Plan and the Company’s 2007 Equity Compensation Plan.

Death Benefits. All full-time employees of the Company and the Bank are entitled to death benefits of $150,000.

Voluntary Termination and Termination for Cause. Upon voluntary termination or termination by the Company for cause NEOs would forfeit all unvested equity and are not eligible to receive any termination-related compensation, except payments for services performed or benefits already accrued.

The tables below set forth for each of the NEOs the amount of the severance payments and benefits and the accelerated vesting of equity awards that the NEOs would have been entitled to upon various change in control and termination of employment events as described above, assuming that a change in control and/or termination of employment occurred on December 31, 2017.

Name	Cash Severance ($)	Accelerated Vesting of Stock Options ($) (1)	Accelerated Vesting of Restricted Stock ($) (2)(3)	Health and Welfare Benefits ($)	Death Benefit ($) (5)	Total ($)
C. G. Kum(4)
Involuntary Termination (other than For Cause) or for Good Reason	1,242,300	—	752,301	58,286	—	2,052,887
Involuntary Termination in Connection with a Change in Control	3,375,000	—	752,301	58,286	—	4,185,587
Death	567,300	—	752,301	—	1,150,000	2,469,601
Disability	567,300	—	752,301	—	—	1,319,601
Change in Control		—	752,301	—	—	752,301
Bonita Lee
Involuntary Termination (other than For Cause) or for Good Reason	—	—	375,619	—	—	375,619
Involuntary Termination in Connection with a Change in Control	—	—	375,619	—	—	375,619
Death	—	—	—	—	150,000	150,000
Disability	—	—	—	—	—	—
Change in Control	—	—	375,619	—	—	375,619
Romolo C. Santarosa
Involuntary Termination (other than For Cause) or for Good Reason	—	—	—	—	—	—
Involuntary Termination in Connection with a Change in Control	—	58,678	429,968	—	—	488,646
Death	—	—	—	—	150,000	150,000
Disability	—	—	—	—	—	—
Change in Control	—	58,678	429,968	—	—	488,646
Jean Lim
Involuntary Termination (other than For Cause) or for Good Reason	—	—	—	—	—	—
Involuntary Termination in Connection with a Change in Control	—	—	106,225	—	—	106,225
Death	—	—	—	—	150,000	150,000
Disability	—	—	—	—	—	—
Change in Control	—	—	106,225	—	—	106,225
Matthew D. Fuhr
Involuntary Termination (other than For Cause) or for Good Reason	—	—	—	—	—	—
Involuntary Termination in Connection with a Change in Control	—	5,520	455,280	—	—	460,800
Death	—	—	—	—	150,000	150,000
Disability	—	—	—	—	—	—
Change in Control	—	5,520	455,280	—	—	460,800

(1)	The amount shown is equal to the number of shares subject to unvested stock options that would experience accelerated vesting upon a change in control, multiplied by the difference between the exercise price per share of the option and $30.35, the closing price of our Common Stock on December 29, 2017.
(2)	The amount shown is equal to the number of shares of restricted stock that would experience accelerated vesting upon a change in control or termination of employment (as applicable), multiplied by $30.35, the closing price of our Common Stock on December 29, 2017. The value of accelerated vesting of Performance Restricted Stock awards held by Mr. Kum and Ms. Lee is calculated assuming that the performance measures are achieved at the target levels on outstanding awards.
(3)	The performance-based restricted stock awards held by Mr. Kum and Ms. Lee are subject to accelerated vesting upon termination without cause or resignation for good reason.
(4)	Mr. Kum’s employment agreement provides for payment of certain benefits in the event of various termination scenarios.
−	Termination Without Cause or For Good Reason: Mr. Kum is entitled to payment of his then-current base salary for one year, the pro-rated portion of his prior year’s bonus based on the number of days worked during the year of termination (which is $675,000), accelerated vesting of any then-unvested time-based equity awards held by Mr. Kum with respect to the portion that would have vested if Mr. Kum’s employment had continued for one year following the date of termination, with performance awards vesting subject to their award agreement terms, and reimbursement for COBRA payments for a period of 18 months.
−	Termination in Connection with a Change in Control: If Mr. Kum’s employment is terminated by us without cause or by him for good reason, in either case, within 18 months of a change in control, he is entitled to receive a lump-sum payment in an amount equal to two and a half times the sum of (a) his then current base salary and (b) the then-maximum annual bonus amount, and reimbursement for COBRA payments for a period of 18 months and accelerated vesting of all time vested shares, with performance vested shares vesting subject to the terms of their award agreement.
−	Death or Disability: Mr. Kum or his estate, as applicable, is entitled to a pro-rated portion of the prior year’s bonus based on the number days worked during the year of termination. Mr. Kum has $1,000,000 in personal life insurance coverage provided by the Company, in addition to insurance coverage of $150,000 which is provided to all employees. Additionally, accelerated vesting of any then-unvested time-based equity awards held by Mr. Kum with respect to the portion that would have vested if Mr. Kum’s employment had continued for one year following the date of termination, with performance awards vesting subject to their award agreement terms.

In addition, Mr. Kum’s employment agreement provides that in the event of a change in control, all of Mr. Kum’s time-based equity awards will fully and automatically vest, while performance equity will vest subject to the terms of the award agreement.

(5)	All full-time employees of the Company and the Bank are entitled to death benefits of $150,000.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The CHR Committee, as part of the full Board, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the CHR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Human Resources Committee of the Board

Christie K. Chu (Chairperson) John J. Ahn Harry H. Chung Joseph K. Rho Michael M. Yang

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information:

For 2017:

•	The median of the annual total compensation of all employees of our company (other than our CEO), was $61,305 and
•	The annual total compensation of Mr. Kum, our President and CEO was $1,346,558

Based on this information, the ratio for 2017 of the annual total compensation of our President and CEO to the median of the annual total compensation of all employees is 22 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and President and CEO:

•	As of December 31, 2017, our employee population consisted of approximately 645 employees, including any full-time, part-time, temporary, or seasonal employees employed on that date.
•	To find the median of the annual total compensation of our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2017. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2017, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.
•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.
•	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $61,305.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table, which is also in accordance with the requirements of Item 402(c)(2)(x).

PROPOSAL NO. 2
NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(“SAY-ON-PAY” VOTE)

The Company believes that our overall executive compensation program, as described in this Proxy Statement, is designed to pay for performance and directly aligns the interest of our executive officers with the long-term interests of our stockholders. Our stockholders have the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEO’s as disclosed in this Proxy Statement in accordance with the SEC’s rules

VOTING AND EFFECT OF VOTE

Because your vote is advisory, it will not be binding upon the Board. In the event this nonbinding proposal is not approved by our stockholders, then such a vote will neither be construed as overruling a decision by our Board or our CHR Committee, nor create or imply any additional fiduciary duty by our Board or our CHR Committee, nor further will such a vote be construed to restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the Board of Directors and the CHR Committee will consider the nonbinding vote of our stockholders on this proposal when reviewing compensation policies and practices in the future.

BOARD RECOMMENDATION

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement. We believe that going forward, our compensation policies and procedures will be centered on a pay-for-performance culture and are aligned with the long-term interests of our stockholders, as described in the Compensation Discussion and Analysis. The CHR Committee, which is comprised entirely of independent directors, oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

Stockholders are encouraged to carefully review the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program. Our Board and our CHR Committee believe that our commitment to these responsible compensation practices justifies a vote by stockholders FOR the following resolution approving the compensation of our executive:

Resolved, that the stockholders of Hanmi Financial Corporation (“Hanmi”) hereby approve the compensation of our Named Executive Officers pursuant to Item 402 of Regulation S-K, as described in the Compensation Discussion and Analysis, the executive compensation tables and narrative discussion contained in the Proxy Statement.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment by the Audit Committee of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018. KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2017, and has served as our independent registered public accounting firm since 2001. KPMG has advised us that it has no direct or indirect financial interest in us. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

VOTING AND EFFECT OF VOTE

Under applicable SEC regulations, the selection of our independent registered public accounting firm is solely the responsibility of the Audit Committee. Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm. However, we are submitting the selection of KPMG to our stockholders for ratification to obtain our stockholders’ views. If our stockholders fail to ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection of KPMG is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

BOARD RECOMMENDATION

The Board considers the selection of KPMG as our independent registered public accounting firm to be in the best interests of Hanmi and our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018

AUDIT AND NON-AUDIT FEES

FEE INFORMATION

The following table sets forth information regarding the aggregate fees billed for professional services rendered by KPMG for the fiscal years ended December 31, 2017 and 2016:

	2017	2016
Audit Fees(1)	$1,120,000	$1,361,000
Audit-Related Fees(2)	$200,000	$0
Tax Fees	$0	$94,164
All Other Fees(3)	$39,650	$54,980
TOTAL	$1,359,650	$1,510,144
(1)	Includes fees billed for the integrated audit of our annual financial statements and internal control over financial reporting, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and for compliance with the Federal Deposit Insurance Corporation Improvement Act.
(2)	Includes fees billed for professional services rendered in connection with the sub-debt issuance.
(3)	All other fees in fiscal year 2017 and 2016 are related to the use of an effective yield model for tax compliance reporting on acquired loans.

There were no other fees billed by KPMG for advice or services rendered to Hanmi other than as described above.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established “Pre-Approval Policies and Procedures” for independent auditor services. Any proposed services not pre-approved or exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. In 2017 and 2016, the Audit Committee Chairperson was permitted to approve fees up to $25,000 with the requirement that any pre-approved decisions be reported to the Audit Committee at its next scheduled meeting. All services provided by KPMG in 2017 and 2016 were pre-approved in accordance with the Audit Committee’s pre-approval requirements.

AUDIT COMMITTEE REPORT

The following Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Audit Committee Report therein.

In performing its functions, the Audit Committee in 2017 met and held discussions with management and with KPMG, the independent auditor for the Company and its wholly-owned subsidiary, Hanmi Bank. Management represented to the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;
•	Discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301 of the Public Company Accounting Oversight Board (the “PCAOB”);
•	Received a statement of the registered public accounting firm’s independence required by the PCAOB. The Audit Committee discussed any relationships that may impact the objectivity and independence of KPMG, and satisfied itself as to their independence; and
•	Reviewed and discussed KPMG’s assistance related to loan review, alternative audit procedures and general audit support.

In performing these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is “independent.”

Based on these discussions and reviews, the Company’s Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Audit Committee of the Board
Harry H. Chung (Chairperson) Christie K. Chu Joseph K. Rho David L. Rosenblum

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Hanmi has adopted a Code of Business Conduct and Ethics, which governs the review and approval of transactions with related persons. This policy requires that executive officers, Directors, five-percent (5%) stockholders, and their family members and entities for which any of those persons serve as officers or partners or in which they have a ten percent (10%) or greater interest, must notify Hanmi’s Corporate Secretary before entering into transactions or other arrangements with Hanmi or any of its affiliates (other than loans subject to Regulation O promulgated by the Board of Governors of the Federal Reserve System such as loans exceeding $25,000). Hanmi’s Corporate Secretary will determine whether, under these guidelines, the transaction or arrangement should be submitted to the Audit Committee for review and approval. In determining whether to submit proposed transactions to the Audit Committee for consideration, Hanmi’s Corporate Secretary will consider, among other things, the aggregate value of the proposed transaction and whether the related person has an indirect or direct material interest in the transaction. The Audit Committee will review all relevant material information and consider, among other things, the benefits to Hanmi of the proposed transaction, and whether the terms of the proposed transaction are comparable to the terms available to an unrelated third party and employees generally. These policies also include provisions for the review and possible ratification of transactions and arrangements that are entered into without prior review.

The Bank did not enter into any related-party transactions that required review, approval, or ratification under these policies in 2017.

Transactions with Related Persons

Some of Hanmi’s Directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, Hanmi or Hanmi Bank in the ordinary course of Hanmi’s business, and Hanmi expects to have banking transactions with such persons in the future. There is no amount of indebtedness owed to Hanmi or Hanmi Bank by the principal officers (considered “Regulation O Officers”) and current Directors of Hanmi (including associated companies) as of December 31, 2017, other than an SBA loan made to Christie K. Chu and a family member in 2008 which was a term loan to business, made on arms-length terms before her 2015 appointment to our Boards. If credit was to be extended to a Regulation O Officer or a Director, in management’s opinion, all loans and commitments to lend included in such transactions would be made in the ordinary course of business, in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and would not involve more than a normal risk of repayment or present other unfavorable features.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

OWNERSHIP OF SECURITIES

The following table sets forth information pertaining to “beneficial ownership” (as defined below) of Hanmi’s common stock, by (i) individuals or entities known to Hanmi to own more than five percent (5%) of the outstanding shares of Hanmi’s common stock, (ii) each Director and nominee for election, (iii) our NEOs, and (iv) all Directors and executive officers of Hanmi as a group. The information contained herein has been obtained from Hanmi’s records and from information furnished to Hanmi by each individual or entity. Management knows of no other person who owns, beneficially or of record, either individually or with associates, more than five percent (5%) of Hanmi’s common stock.

The number of shares “beneficially owned” by a given stockholder is determined under SEC Rules, and the designation of ownership set forth below is not necessarily indicative of ownership for any other purpose. In general, the beneficial ownership as set forth below includes shares over which a Director, Director nominee, principal stockholder, or executive officer has sole or shared voting or investment power and certain shares which such person has a vested right to acquire, under stock options or otherwise, within 60 days of the date hereof. Except as otherwise indicated, the address for each of the following persons is Hanmi’s address. Unless otherwise noted, the address for each stockholder listed on the “Common Stock Beneficially Owned” table below is: c/o Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010. The following information is as of April 3, 2018.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percentage Beneficially Owned (%)
Beneficial Owners of More than 5% of our Common Stock
BlackRock, Inc.(3)	4,253,574	13.10
FMR LLC(4)	2,303,664	7.10
Dimensional Fund Advisors LP(5)	2,044,802	6.30
Vanguard Group Inc.(6)	1,814,618	5.59
Directors
John J. Ahn(7)(8)	7,774	*
Kiho Choi	0	*
Christie K. Chu(7)(8)	4,774	*
Harry H. Chung(7)(8)	4,774	*
Scott Diehl	0	*
C. G. Kum(9)(10)(11)(12)	276,104	*
Joseph K. Rho(7)(8)	374,490	1.15
David L. Rosenblum(7)(8)	9,774	*
Thomas J. Williams(7)(8)	1,774	*
Michael M. Yang(7)(8)	4,774	*
Named Executive Officers
Bonita Lee(8)(10)(11)(12)	84,044	*
Romolo C. Santarosa(8)(10)(11)	37,391	*
Jean Lim(8)(10)(11)	46,255	*
Matthew D. Fuhr(8)(10)(11)	18,414	*
All executive officers and directors as a group (14 persons)	870,342	2.68(13)
*	Less than 1%.
(1)	The information set forth in this table is based upon information supplied to Hanmi by Hanmi’s officers, directors and principal stockholders and Schedules 13D, 13F and 13G filed with the SEC. Except as otherwise indicated, and subject to applicable community property laws, Hanmi believes that the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
(2)	Includes the number of shares that could be purchased by exercise of options vested within 60 days after the Record Date.
(3)	Based on information as of December 31, 2017 contained in Schedule 13G filed with the SEC on January 19 2018. BlackRock, Inc. has the sole power to vote or direct the voting of 4,184,598 shares and has the sole power to dispose of or direct the disposition of all 4,253,574 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)	Based on information as of December 31, 2017 contained in Schedule 13G filed with the SEC on February 13, 2018, FMR LLC has the sole power to vote or direct the voting of 1,450,457 shares and has the sole power to dispose of or direct the disposition of all 2,303,664 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)	Based on information as of December 31, 2017 contained in Schedule 13G filed with the SEC on February 9, 2018. Dimensional Fund Advisors LP has the sole power to vote or direct the voting of 1,914,831 shares and has the sole power to dispose of or direct the disposition of all 2,044,802 shares. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(6)	Based on information as of December 31, 2017 contained in Schedule 13G filed with the SEC on February 7, 2018, Vanguard Group Inc. has the sole power to vote or direct the voting of 35,670 shares, the shared power to vote or direct the voting of 5,933 shares, the sole power to dispose of or direct the disposition of 1,776,235 shares, and the shared power to dispose of or direct the disposition of 38,383 shares. The address for Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(7)	On July 27, 2017, 1,739 RSAs vesting over one year were granted to Mr. Ahn, Ms. Chu, Mr. Chung, Mr. Rho, Mr. Rosenblum, Mr. Williams and Mr. Yang.
(8)	On December 15, 2017, 35 RSAs were granted to all Directors and employees of the Bank in celebration of Hanmi’s 35th Anniversary. Such shares vest on December 15, 2018.
(9)	Mr. Kum is both a Director and Named Executive Officer.
(10)	On June 8, 2015, pursuant to the 2013 Plan, 12,500 RSAs were granted to Mr. Santarosa, vesting over three years ratably. On June 22, 2015, pursuant to the 2013 Plan, 5,000 RSAs were granted to Mr. Fuhr, vesting over three years ratably. On March 16, 2016, pursuant to the 2013 Plan, 5,000 RSAs were granted to Mr. Fuhr, vesting over three years ratably. On April 27, 2016, pursuant to the 2013 Plan, 1,000 RSAs were granted to Ms. Lim, vesting over one year. On March 22, 2017, pursuant to the 2013 Plan, 10,000 RSAs were granted to Mr. Santarosa and 1,500 RSAs to Ms. Lim, all vesting over three years ratably. On March 27, 2017, pursuant to the 2013 Plan, 10,000 RSAs were granted to Mr. Fuhr, vesting over three years ratably. On March 29, 2018, pursuant to the 2013 Plan, 3,000 RSAs were granted to Ms. Lim and 3,000 RSAs to Mr. Fuhr, vesting over three years ratably. Certain NEOs paid taxes due on the vesting of their RSAs by reducing the number of stock granted.
(11)	Includes options presently exercisable under the 2013 Plan by Mr. Kum (180,000), Ms. Lee (50,000), Mr. Santarosa (16,666), Ms. Lim (31,750) and Mr. Fuhr (2,000).
(12)	On February 17, 2016, pursuant to the 2013 Plan, 99,010 RSAs were granted to Mr. Kum and 49,505 RSAs were granted to Ms. Lee, vesting up to one-fourth each year based on the attainment of the performance criteria described above in the Performance Restricted Stock Grant. On March 22, 2017, upon approval of the CHR Committee, one-fourth of the grant vested. Pursuant to the approval of the CHR Committee on March 30, 2017, certain shares were surrendered as withholding against the relevant tax obligations. On March 28, 2018, the CHR Committee certified the level of achievement of this award below threshold for the Company’s 2017 fiscal year, resulting in 25% of the total number of shares originally granted in 2016 being forfeited. The table includes only those shares that are subject to vesting within 60 days of April 3, 2018.
(13)	Percentage of beneficial ownership based on 32,467,811 shares outstanding as of April 3, 2018, the record date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, Hanmi’s Directors, executive officers, and any persons holding ten percent (10%) or more of Hanmi’s common stock are required to report their ownership of common stock and any changes in that ownership to the SEC and to furnish Hanmi with copies of such reports. Specific due dates for these reports have been established, and Hanmi is required to report any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC during the fiscal year ended December 31, 2017, Hanmi believes that all persons, subject to the reporting requirements of Section 16(a) of the Exchange Act, have filed all required reports on a timely basis.

OTHER MATTERS

Other than the business and proposals described in this Proxy Statement, our Board knows of no other business that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the persons named in the proxies intend to vote the shares represented by the proxies on such matters in accordance with the recommendation of our Board, or in the absence of a recommendation, in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

Stockholder proposals should be sent to our Corporate Secretary at Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010. To be considered for inclusion in Hanmi’s Proxy Statement for the 2019 Annual Meeting of Stockholders, the deadline for submission of stockholder proposals, pursuant to Rule 14a-8 under the Exchange Act, is December 14, 2018. Additionally, pursuant to our Bylaws, Hanmi must receive notice of any stockholder proposal to be submitted at the 2019 Annual Meeting of Stockholders, but not required to be included in our Proxy Statement, no earlier than January 17, 2018 and no later than February 16, 2018. To be in proper form, the stockholder proposal must contain such information as is required by our Bylaws and applicable law. In addition to the applicable requirements discussed above, for a Director nomination to be properly made by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Corporate Secretary and the stockholder’s notice must set forth such information as is required by our Bylaws.

AVAILABILITY OF FORM 10-K

We will provide to any stockholder, without charge and by first class mail, upon the written request of that stockholder, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC. Such requests should be addressed to: Legal Department, Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, 1-213-382-2200. The Annual Report on Form 10-K includes a list of exhibits. If you wish to receive copies of the exhibits, we will send them to you upon request. Expenses for copying and mailing copies of the exhibits will be your responsibility. In addition, the SEC maintains a website at www.sec.gov that contains information we file with them.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Stockholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

HANMI FINANCIAL CORPORATION
3660 WILSHIRE BLVD.
SUITE PH-A
LOS ANGELES, CA 90010

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 22, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 22, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E45708-P06572

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HANMI FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR all nominees for Director:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Joseph K. Rho	☐	☐	☐
1b. John J. Ahn	☐	☐	☐
1c. Kiho Choi	☐	☐	☐
1d. Christie K. Chu	☐	☐	☐
1e. Harry Chung	☐	☐	☐
1f. Scott Diehl	☐	☐	☐
1g. C. G. Kum	☐	☐	☐
1h. David L. Rosenblum	☐	☐	☐
1i. Thomas J. Williams	☐	☐	☐
1j. Michael Yang	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3:

NOTE: To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements thereof. Management at present knows of no other business to be presented by or on behalf of Hanmi Financial Corporation or its Board of Directors at the Annual Meeting.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Form 10-K are available at
www.proxyvote.com.

E45709-P06572

HANMI FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS — MAY 23, 2018

The undersigned stockholder(s) of Hanmi Financial Corporation hereby nominates and appoints Vivian Kim, the attorney, agent, and proxy of the undersigned, with full power of substitution, to vote all common stock of Hanmi Financial Corporation that the undersigned is entitled to vote at the Annual Meeting of Hanmi Financial Corporation to be held at the Oxford Palace Hotel located at 745 S. Oxford Ave., Los Angeles, California, on Wednesday, May 23, 2018, beginning at 10:30 a.m., Pacific Time, and at any adjournments or postponements thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat.

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE THEREOF. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, OR, IF NO RECOMMENDATION IS GIVEN, IN ACCORDANCE WITH THE DISCRETION AND JUDGMENT OF THE PROXY HOLDERS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side